Exhibit 2.3

EXECUTION VERSION

Equity Purchase Agreement

among

Altra Industrial Motion Corp.

(“Buyer”)

and

Nook Industries, LLC

(the “Company”)

Nook Industries Holdings, Inc.

(“Holdco”)

and

the

Shareholders

of

the Company

(“Sellers”)

and

Joseph H. Nook, III, as Sellers’ Representative

(“Sellers’ Representative”)

December 31, 2021

TABLE OF CONTENTS

Page

ARTICLE 1 Definitions		2
1.1	Definitions.	2
1.2	Accounting Terms.	2
ARTICLE 2 Purchase and Sale		2
2.1	Purchase and Sale	2
2.2	Purchase Price.	2
2.3	Estimated Purchase Price; Payment of Indebtedness	2
2.4	Post-Closing Adjustment.	3
2.5	Allocation to Sellers of the Purchase Price.	6
2.6	Required Withholding	6
ARTICLE 3 Representations and Warranties Concerning the Transaction		7
3.1	Authority; Capacity and Representation.	7
3.2	Ownership of Shares and Interests	8
3.3	Execution and Delivery; Enforceability	8
3.4	Noncontravention.	8
3.5	Legal Proceedings	9
3.6	Brokerage	9
3.7	No Additional Representations	9
ARTICLE 4 Representations and Warranties Concerning the Company		10
4.1	Organization and Good Standing; Authority; Enforceability.	10
4.2	Capital Shares; Interests.	11
4.3	Other Ventures	12
4.4	Noncontravention.	12
4.5	Financial Statements.	13
4.6	Absence of Certain Changes or Events	14
4.7	Taxes	15
4.8	Employees	17
4.9	Employee Benefit Plans and Other Compensation Arrangements	18
4.10	Permits; Compliance with Laws	21
4.11	Real and Personal Properties.	21
4.12	Intellectual Properties.	22
4.13	Contracts	24

i

4.14	Litigation	27
4.15	Insurance	27
4.16	Environmental Matters	28
4.17	Related Party Transactions	28
4.18	Product Liability and Warranty	29
4.19	Material Customers and Suppliers	30
4.20	Accounts Receivable; Accounts Payable	30
4.21	Insolvency Proceedings	31
4.22	Powers of Attorney and Bank Accounts	31
4.23	Indebtedness	31
4.24	Inventory	31
4.25	Discontinued Operations	31
4.26	No Other Agreement to Sell	31
4.27	Government Contracts.	32
4.28	Title to Assets	35
4.29	Brokerage	35
4.30	No Additional Representations	36
ARTICLE 5 Representations and Warranties of Buyer		36
5.1	Organization; Authorization	36
5.2	Execution and Delivery; Enforceability	37
5.3	Noncontravention.	37
5.4	Investment Intent; Restricted Interests	37
5.5	Sufficiency of Funds	38
5.6	Solvency	38
5.7	Brokerage	38
5.8	Due Diligence Investigation	38
ARTICLE 6 Conditions Precedent		39
6.1	Conditions to Buyer’s Obligation	39
6.2	Conditions to Sellers’ and Holdco’s Obligation	41
ARTICLE 7 The Closing		42
ARTICLE 8 Additional Covenants and Agreements		43
8.1	Intentionally omitted.	43
8.2	Miscellaneous Covenants.	44
8.3	Intentionally omitted.	49

8.4	Release.	49
8.5	Employee and Employee Benefit Matters.	50
8.6	Use of Name	51
8.7	Copy of the Virtual Data Room and Electronic Files	52
8.8	Non-Competition; Non-Solicitation	52
8.9	Representation and Warranty Policy	54
8.10	Payments Received	54
8.11	Excluded Assets and Liabilities	54
8.12	Insurance	54
ARTICLE 9 Tax Matters		55
9.1	Apportionment of Taxes	55
9.2	Tax Returns; Refunds.	55
9.3	Controversies	57
9.4	Cooperation	58
9.5	Transfer Taxes	58
9.6	Successors	58
ARTICLE 10 Survival of Representations, Warranties and Covenants		59
10.1	Survival of Representations, Warranties and Covenants.	59
10.2	Indemnification by Sellers and Holdco	59
10.3	Indemnification by Buyer	60
10.4	Procedures.	60
10.5	Interpretation	63
10.6	Tax Treatment of Indemnity Payments	63
10.7	Escrow Termination	63
ARTICLE 11 Certain Definitions		64
ARTICLE 12 Construction; Miscellaneous Provisions		77
12.1	Notices	77
12.2	Entire Agreement	78
12.3	Modification.	78
12.4	Jurisdiction and Venue.	78
12.5	Enforcement.	79
12.6	Binding Effect	79
12.7	Headings.	80
12.8	Number and Gender; Inclusion.	80

12.9	Counterparts	80
12.10	Third Parties	80
12.11	Disclosure Letter and Exhibits	80
12.12	Time Periods	80
12.13	Construction	81
12.14	Governing Law	81
12.15	Non-Recourse	81
12.16	Company Engagements; Privileged Information.	81
12.17	Joint Drafting	82

EXHIBITS:

Exhibit A: Working Capital Calculation

Exhibit B: Form of Representation and Warranty Policy

Exhibit C-1: Form of E. 49th Street Lease Agreement

Exhibit C-2: Form of Mercantile Road Lease Agreement

Exhibit D: Form of Escrow Agreement

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”) is entered into as of the 31st day of December, 2021, among Altra Industrial Motion Corp., a Delaware corporation (“Buyer”), Nook Industries, LLC, a Nevada limited liability company (the “Company”), Nook Industries Holdings, Inc., a Delaware corporation (“Holdco”), each of the Persons identified in Section 4.2(a) of the Disclosure Letter (each, a “Seller,” and collectively, “Sellers”) and Joseph H. Nook, III, in his capacity as Sellers’ Representative (“Sellers’ Representative”).

RECITALS:

A. Sellers own all of the issued and outstanding Shares (as defined and described in Section 4.2(a)).

B. At least two days prior to the Closing Date, Sellers contributed the Shares to Holdco in exchange for shares of common stock of Holdco in the same proportion (the “Contribution”), then Holdco filed an IRS Form 8869 to elect for the Company to be treated as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3) of the Code (the “QSub Election”), with such election effective as of the date of the Contribution, and at least one day following the date of the Contribution and at least one day prior to the Closing Date, Holdco caused the Company to be converted into Nook Industries, LLC, a Nevada limited liability company (the “Conversion,” and together with the Contribution and the QSub Election, the “Reorganization”). The Contribution and QSub Election together are intended to be transactions described in IRS Revenue Ruling 2008-18 and a reorganization pursuant to Section 368(a)(1)(F) of the Code.

C. Following the consummation of the Reorganization, Sellers own all of the issued and outstanding capital stock of Holdco and Holdco owns all of the issued and outstanding membership interests (the “Interests”) in the Company.

D. Following the Reorganization, but prior to the Closing, the Company caused (i) all of the issued and outstanding equity interests in Nook International Corporation, a Delaware corporation and direct Subsidiary of the Company (the “IC-DISC”) to be distributed to Sellers in accordance with the IC-DISC’s Organizational Documents and applicable Law (the “IC-DISC Distribution”) and (ii) all intercompany agreements between the IC-DISC, on the one hand, and the Company, on the other hand, to be terminated.

E. Following the IC-DISC Distribution, the IC-DISC is no longer a Subsidiary of the Company and the Company has no Subsidiaries.

F. For purposes of this Agreement, unless the context indicates otherwise, references to the “Company” shall include (i) the IC-DISC, prior to the IC-DISC Distribution and (ii) Nook Industries, Inc., prior to the Conversion.

G. Buyer shall purchase from Holdco, and Holdco shall sell to Buyer, the Interests, upon and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer, the Company, Holdco, Sellers and Sellers’ Representative, intending to be legally bound, hereby agree as set forth herein.

ARTICLE 1
Definitions

1.1 Definitions. Certain terms used in this Agreement shall have the meanings set forth in Article 11, or elsewhere herein as indicated in Article 11.

1.2 Accounting Terms. Accounting terms used in this Agreement and not otherwise defined herein shall have the meanings attributed to them under GAAP, except as may otherwise be specified herein.

ARTICLE 2
Purchase and Sale

2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, Holdco shall sell, convey, assign, transfer and deliver to Buyer, free and clear of all Liens, and Buyer shall purchase and acquire from Holdco, all of Holdco’s legal and beneficial right, title and interest in and to all of the Interests owned by Holdco.

2.2 Purchase Price. The aggregate purchase price (the “Purchase Price”), which is subject to adjustment as set forth in Section 2.4, for all of the Interests shall be an amount equal to:

(a) One Hundred Thirty Five Million Two Hundred Fifty Thousand Dollars ($135,250,000);

(b) plus an amount equal to the Closing Cash;

(c) minus an amount equal to the Closing Indebtedness;

(d) plus the amount, if any, by which the Closing Working Capital exceeds the High-End Working Capital Target, or minus the amount, if any, by which the Low-End Working Capital Target exceeds the Closing Working Capital;

(e) minus an amount equal to the Transaction Bonuses; and

(f) minus an amount equal to the Selling Expenses.

2.3 Estimated Purchase Price; Payment of Indebtedness. Five (5) Business Days before the date hereof, the Company estimated in good faith the amount of the Closing Cash, the Closing Indebtedness, the Closing Working Capital, the Transaction Bonuses and the Selling Expenses, respectively, as of 11:59 p.m. Eastern Standard Time on the Closing Date and delivered to Buyer a certificate (the “Closing Certificate”) setting forth such good faith estimates of the

Closing Cash, the Closing Indebtedness, the Closing Working Capital, the Transaction Bonuses and the Selling Expenses, along with reasonable supporting detail therefor, such estimates and calculations to be prepared in a manner consistent with, and using the same accounting methods, policies, practices and procedures as used in the preparation of, the Month-End Financial Statements, including the Accounting Policies. Three (3) Business Days before the date hereof, the Company estimated, and delivered to Buyer, the calculation of the Estimated Purchase Price. As used herein, “Estimated Closing Cash,” “Estimated Closing Indebtedness,” “Estimated Closing Working Capital,” “Estimated Transaction Bonuses” and “Estimated Selling Expenses” mean the estimates of the Closing Cash, the Closing Indebtedness, the Closing Working Capital, the Transaction Bonuses and the Selling Expenses, respectively, set forth in the Closing Certificate, and “Estimated Purchase Price” means an amount equal to the Purchase Price calculated as set forth in Section 2.2, assuming for purposes of such calculation that the Closing Cash is equal to the Estimated Closing Cash, that the Closing Indebtedness is equal to the Estimated Closing Indebtedness, that the Closing Working Capital is equal to the Estimated Closing Working Capital, that the Transaction Bonuses are equal to the Estimated Transaction Bonuses and that the Selling Expenses are equal to the Estimated Selling Expenses. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall: (a) pay and deliver the Estimated Purchase Price (as determined in accordance with the preceding sentence), less the sum of the Adjustment Escrow Amount and the sum of the Indemnity Escrow Amount (the “Closing Cash Payment”), to Holdco by means of a wire transfer of immediately available cash funds to an account as directed by Sellers’ Representative no less than five (5) Business Days prior to the anticipated Closing Date (the “Sellers’ Account”); (b) pay and deliver to the Escrow Agent the Adjustment Escrow Amount and the Indemnity Escrow Amount, to be held pursuant to the terms of this Agreement and the Escrow Agreement; (c) on behalf of the Company, pay the Indebtedness of the Company identified in Section 2.3(b) of the Disclosure Letter (collectively, the “Repaid Closing Indebtedness”); and (d) on behalf of the Company, pay the Selling Expenses and the Transaction Bonuses.

2.4 Post-Closing Adjustment.

2.4.1 Adjustment Statement Preparation. Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Sellers’ Representative an adjustment statement setting forth Buyer’s written, good faith determination and calculation of the amount of the Closing Cash, the Closing Indebtedness, the Closing Working Capital, the Transaction Bonuses and the Selling Expenses, respectively, as of 11:59 p.m. Eastern Standard Time on the Closing Date (the “Preliminary Adjustment Statement”) and, based on the Closing Cash, the Closing Indebtedness, the Closing Working Capital, the Transaction Bonuses and the Selling Expenses as derived therefrom, Buyer’s written, good faith determination and calculation of the Purchase Price and the adjustment necessary to reconcile the Estimated Purchase Price to the Purchase Price (the “Preliminary Post-Closing Adjustment”). The Preliminary Adjustment Statement and the Final Adjustment Statement (as defined below) shall be prepared in a manner consistent with, and using the same accounting methods, policies, practices and procedures as used in the preparation of, the Month-End Financial Statements, including the Accounting Policies. In preparing the Preliminary Adjustment Statement: (a) any and all effects on the assets or Liabilities of the Company of any financing or refinancing arrangements entered into by Buyer at any time on or after the Closing Date shall be entirely disregarded and (b) there shall not be taken into account any of the plans, transactions or changes that Buyer intends to initiate or make or cause to be initiated or made after the Closing Date with respect to the Company or its business or assets, or any facts or circumstances that are unique or particular to Buyer or any assets or Liabilities of Buyer, or any obligation for the payment of the Purchase Price hereunder.

2.4.2 Adjustment Statement Review. Sellers’ Representative, on behalf of Holdco and all Sellers, shall review the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment and, if Sellers’ Representative believes that either was not prepared in accordance with Section 2.4.1, Sellers’ Representative shall so notify Buyer in writing no later than thirty (30) days after Sellers’ Representative’s receipt of the Preliminary Adjustment Statement, setting forth in such notice Sellers’ Representative’s objection or objections to the Preliminary Adjustment Statement or the Preliminary Post-Closing Adjustment with reasonable particularity of the adjustments which Sellers’ Representative claims are required to be made thereto in order to conform same to the terms of Section 2.4.1. Buyer shall cause the Company and its officers, employees, agents and Representatives to provide reasonable cooperation with the accountants and advisors of Sellers (including Sellers’ Representative) in the review of the Preliminary Adjustment Statement and, without limiting the generality of the foregoing, shall cause the books and records of the Company used by the Company in the preparation of the Preliminary Adjustment Statement to be made available during normal business hours to such representatives, and shall cause the necessary personnel of the Company to reasonably assist such Representatives in their review of the Preliminary Adjustment Statement, including by granting such persons reasonable access to the facilities of the Company upon reasonable advance notice. The fees and expenses of any such accountants and advisors retained by Sellers’ Representative shall be paid by Sellers’ Representative.

2.4.3 Adjustment Statement Dispute Resolution. If Sellers’ Representative timely notifies Buyer in accordance with Section 2.4.2 of an objection to the Preliminary Adjustment Statement or the Preliminary Post-Closing Adjustment, and if Buyer and Sellers’ Representative are unable to resolve such dispute through good faith negotiations within fifteen (15) days after Sellers’ Representative’s delivery of such written notice of objection, then the parties shall mutually engage and submit such dispute to, and same shall be finally resolved in accordance with the provisions of this Agreement by KPMG LLP or if such firm is unable or unwilling to act, such other nationally recognized, independent, public accounting firm mutually agreed upon by Sellers’ Representative and Buyer in writing (which shall not have any material relationship with Buyer, Sellers, Holdco or Sellers’ Representative) (the “Independent Accountants”). If Sellers’ Representative and Buyer are unable to agree on the Independent Accountants, then each of Sellers’ Representative and Buyer shall select a nationally recognized major accounting firm, and the two (2) firms will mutually select a third nationally recognized major accounting firm to serve as the Independent Accountants. Buyer and Sellers’ Representative shall have the opportunity to present their positions with respect to such disputed matters to the Independent Accountants in accordance with the requirements of this Section 2.4. The Independent Accountants shall determine and report in writing to Buyer and Sellers’ Representative as to the resolution of all disputed matters submitted to the Independent Accountants and the effect of such determinations on the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment within twenty (20) days after such submission or such longer period as the Independent Accountants may reasonably require. The parties hereto agree that all adjustments shall be made without regard to materiality. Such determinations by the Independent Accountants shall be final, binding and conclusive as to Buyer, Sellers, Holdco, Sellers’ Representative and their respective Affiliates upon which a judgment may be rendered by a court having proper jurisdiction over the party against which such determination is to be enforced. With respect to each disputed item, the Independent Accountants shall adopt a position that is either equal to Buyer’s proposed position, equal to Sellers’ Representative’s proposed position, or inside of the range of the positions proposed by Buyer and Sellers’ Representative. Each party shall use commercially reasonable efforts to furnish to the Independent Accountants such work papers and other documents and information pertaining to the disputed items as the Independent Accountant may reasonably request. For the avoidance of doubt, there shall be no ex parte communications between any party and the Independent Accountants. Neither Buyer nor Sellers’ Representative will disclose to the Independent Accountants, and the Independent Accountants will not consider for any purpose, the fact or content of any settlement discussions or settlement offer made by or on behalf of Buyer or Sellers’ Representative unless otherwise agreed by Buyer and Sellers’ Representative in writing. The fees and disbursements of the Independent Accountants shall be borne by the party (i.e., Sellers’ Representative (on behalf of Sellers and Holdco), on the one hand, and Buyer, on the other hand) that assigned an aggregate amount to items in dispute that was, on a net basis, furthest in amount from the amount finally determined by the Independent Accountants. Judgment may be entered upon the determination of the Independent Accountants in any court having jurisdiction over the party against which such determination is to be enforced.

2.4.4 Final Adjustment Statement and Post-Closing Adjustment. The Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment shall become the “Final Adjustment Statement” and the “Final Post-Closing Adjustment,” respectively, and as such shall become final, binding and conclusive upon Buyer, Sellers, Holdco, Sellers’ Representative and their respective Affiliates for all purposes of this Agreement, upon the earliest to occur of the following:

(a) the mutual acceptance by Buyer and Sellers’ Representative of the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment, respectively, with such changes or adjustments thereto, if any, as may be proposed by Sellers’ Representative and consented to by Buyer in writing;

(b) the expiration of thirty (30) days after Sellers’ Representative’s receipt of the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment, respectively, without timely written objection thereto by Sellers’ Representative in accordance with Section 2.4.2; or

(c) the delivery to Buyer and Sellers’ Representative by the Independent Accountants of the written report of their determination of all disputed matters submitted to them pursuant to Section 2.4.3.

2.4.5 Adjustment of Purchase Price.

(a) If the Purchase Price, as finally determined in accordance with this Section 2.4, is greater than the Estimated Purchase Price, then (i) Buyer shall pay the amount of the Final Post-Closing Adjustment to Sellers’ Representative for the benefit of Holdco by means of a wire transfer of immediately available funds to the Sellers’ Account and (ii) Buyer and Sellers’ Representative shall deliver joint written instructions to the Escrow Agent directing the Escrow

Agent to disburse the Adjustment Escrow Amount to the Sellers’ Account in accordance with the terms of the Escrow Agreement.

(b) If the Purchase Price, as finally determined in accordance with this Section 2.4, is less than the Estimated Purchase Price, then Buyer and Sellers’ Representative shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to disburse the amount of such Final Post-Closing Adjustment to Buyer from the Adjustment Escrow Amount in accordance with the terms of the Escrow Agreement; provided, that (i) if the Final Post-Closing Adjustment is less than the Adjustment Escrow Amount, Buyer and Sellers’ Representative shall direct the Escrow Agent to disburse the balance of the Adjustment Escrow Amount to the Sellers’ Account; and (ii) if the Final Post-Closing Adjustment exceeds the Adjustment Escrow Amount, the amount by which the Final Post-Closing Adjustment exceeds the Adjustment Escrow Amount shall be paid by Sellers’ Representative (on behalf of Holdco) to Buyer by means of a wire transfer of immediately available funds to an account designated by Buyer.

(c) All payments due and payable pursuant to this Section 2.4.5 shall be made no later than five (5) Business Days after the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment become the Final Adjustment Statement and the Final Post-Closing Adjustment, respectively, pursuant to Section 2.4.4. For Tax purposes, any payment by Buyer, Holdco or Sellers under this Agreement shall be treated as an adjustment to the Purchase Price unless a contrary treatment is required by Law.

2.5 Allocation to Sellers of the Purchase Price. The payment by Buyer of the Purchase Price (including any additional amount required pursuant to Section 2.4.5) into the Sellers’ Account or as otherwise provided in Section 2.3 shall constitute payment by Buyer to Holdco and satisfaction of Buyer’s obligation to pay such amount hereunder. After such payment by Buyer, Sellers’ Representative shall be solely responsible for allocating and distributing to each Seller such Seller’s respective share of the Purchase Price from the Sellers’ Account. Nothing in this Section 2.5 is intended or shall be construed to confer on any Seller rights against Buyer related to the portion of the Purchase Price allocated to such Seller or the net proceeds received after delivery of the same into the Sellers’ Account.

2.6 Required Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer, the Company, Holdco, Sellers and any of their respective Affiliates shall be entitled to deduct and withhold (or cause to be deducted or withheld), as the case may be, from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payments under the Code, or any provision of any Tax Law; provided, that Buyer and the Company shall provide Sellers’ Representative with reasonable notice of any proposed deduction and withholding prior to making such deduction or withholding (other than in respect of any amounts treated as compensation for tax purposes or as a result of a failure to provide any documentation contemplated by this Agreement) and shall consult in good faith with Sellers’ Representative to reduce or eliminate the amount of such deduction or withholding. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid in accordance with this Agreement to the Person in respect of which such deduction and withholding was made, and such amounts shall be delivered by Buyer, the Company or Sellers’ Representative, as the case may be, to the applicable Taxing Authority.

ARTICLE 3
Representations and Warranties Concerning the Transaction

Each Seller and Holdco severally represents and warrants to Buyer as of the date hereof as follows (with the agreement that no Seller makes any representation or warranty in this Article 3 with respect to any other Seller):

3.1 Authority; Capacity and Representation.

(a) Such Seller possesses all requisite legal right, power, authority and capacity (individually, as trustee, or otherwise) to execute, deliver and perform this Agreement, and each other agreement, instrument and document to be executed and delivered by such Seller pursuant hereto (collectively, the “Seller Ancillary Agreements”), and to consummate the transactions contemplated herein and therein. The execution, delivery and performance by such Seller of this Agreement and the Seller Ancillary Agreements and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly and validly authorized (by corporate action or otherwise) on the part of such Seller, including, as applicable, the beneficiaries of any such Seller.

(b) Each of the J. Nook 1982 Trust, J. Nook 2012 Trust, M. Nook 2012 Trust (FBO J. Nook), M. Nook 2012 Trust (FBO K. Slingsby), and M. Nook 2012 Trust (FBO M. Nook) (each a “Trust” and collectively, the “Trusts”) represents and warrants as follows:

(i) Such trust has been duly created and is validly existing under the Laws of the state in which such trust was initially created, and the situs and applicable law governing such trust has not changed from the initial situs and applicable Law provided in such trust’s initial governing instrument. A correct and complete trust agreement establishing such trust and currently in effect was validly executed and has not been terminated, revoked, modified, amended, decanted or otherwise been subject to any order of a court of competent jurisdiction, nor are any contracts, instruments or other agreements (whether written or, to the Sellers’ Knowledge, oral) in effect relating to the interpretation, modification, amendment, revocation or termination of such trust agreement.

(ii) Such trust has not been terminated, modified, decanted or subject to any order of a court of competent jurisdiction. The trustees of such trust are set forth on Section 3.1(b) of the Disclosure Letter, and such trustees are the only duly appointed and currently serving trustees of such trust. No beneficiary of such trust has exercised or plans to exercise a right to withdraw any property of such trust. Such trust has the requisite competence, capacity, power and authority to enter into, deliver and perform this Agreement, each Seller Ancillary Agreements to which it is a party and any other agreement or document necessary to perform this Agreement and to consummate the transactions contemplated herein. Such trust has duly executed this Agreement and each Seller Ancillary Agreement to which it is a party, and the execution, delivery and performance of this Agreement and of each such Seller Ancillary Agreement to which it is a party has been duly authorized or approved by all necessary Persons. Such trust, and each trustee signing on behalf of such trust, has the full right, power and authority to execute, deliver and perform the Seller Ancillary Agreements to which such trust is a party and consummate the transactions contemplated by this Agreement without the approval or consent of any court or Governmental Authority, or any Person holding a beneficial interest in such trust (whether vested or contingent), or the settlor of such trust.

3.2 Ownership of Shares and Interests. Except as set forth in the Organizational Documents (in the case of each Seller which is a trust), as of the date hereof, such Seller is, and will be until the Contribution, the sole beneficial and record owner of, and has, and will have until the Contribution, good and marketable title to, all of such Seller’s Shares identified in Section 4.2(a) of the Disclosure Letter (as to each Seller, respectively, “Seller’s Respective Shares”), free and clear of all Liens (other than restrictions on transfer generally included under applicable federal and state securities Laws). As of the Closing, Holdco will be the sole beneficial and record owner of, and have good and marketable title to, all of the Interests. Upon payment for the Interests at Closing as provided in this Agreement, Holdco will convey to Buyer good and valid title to the Interests, free and clear of all Liens (other than (i) restrictions on transfer generally included under applicable federal and state securities Laws and (ii) those created by Buyer).

3.3 Execution and Delivery; Enforceability. This Agreement has been, and each Seller Ancillary Agreement upon delivery will be, duly executed and delivered by such Seller and constitutes, or upon such delivery will constitute, the legal, valid and binding obligation of such Seller, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by principles of equity (the “Enforceability Exceptions”).

3.4 Noncontravention.

(a) Except for the applicable requirements of the HSR Act (including the HSR Filing), neither the execution and delivery of this Agreement or any Seller Ancillary Agreement nor the consummation by such Seller of the transactions contemplated hereby or thereby, nor compliance by such Seller with any of the provisions hereof or thereof, will: (i) in the case that Seller is not a natural Person, conflict with or result in a breach of any provisions of the Organizational Documents of such Seller; (ii) violate any Law or Order applicable to such Seller or by which any properties or assets owned or used by such Seller are bound; (iii) result in a breach of any Contract to which such Seller is a party or by which any of such Seller’s assets or properties are bound; except in each case to the extent that any such conflict, breach or violation would not materially delay or impair the ability of such Seller to consummate the transactions contemplated by this Agreement; or (iv) constitute a breach of, violate, conflict with or give rise to or create any right or obligation under any trust agreement of any of the J. Nook 1982 Trust, J. Nook 2012 Trust, M. Nook 2012 Trust (FBO J. Nook), M. Nook 2012 Trust (FBO K. Slingsby), M. Nook 2012 Trust (FBO M. Nook).

(b) Except for the applicable requirements of the HSR Act (including the HSR Filing), no consent, approval, authorization or permit of, or filing with or notification to, any

Governmental Authority is required to be obtained or made by such Seller in connection with: (i) the execution, delivery and performance by such Seller of this Agreement or any Seller Ancillary Agreement; or (ii) the compliance by such Seller with any of the provisions hereof or thereof or the consummation by such Seller of the transactions contemplated hereby or thereby.

3.5 Legal Proceedings. There is no Order, and no Proceeding, at Law or in equity, pending or, to the knowledge of such Seller, threatened against such Seller, which would give a third party the right to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent such Seller from complying with the terms and provisions of this Agreement.

3.6 Brokerage. No Person is or will become entitled, by reason of any Contract entered into or made by or on behalf of such Seller, to receive any brokerage commission, finder’s fee, agent’s commission or other similar compensation in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated by this Agreement, other than fees payable to KeyBanc Capital Markets.

3.7 No Additional Representations. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3, EACH SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO SUCH SELLER’S RESPECTIVE SHARES AND THE CONDITION, VALUE OR QUALITY OF THE COMPANY OR COMPANY’S ASSETS, AND SUCH SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE COMPANY’S ASSETS, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND BUYER SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AND THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS IN ARTICLE 4. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 3 HEREOF AND THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS IN ARTICLE 4, EACH SELLER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF THE COMPANY OR ANY OF ITS AFFILIATES). SUCH SELLER DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES TO BUYER REGARDING ANY PROJECTION OR FORECAST REGARDING FUTURE RESULTS OR ACTIVITIES OR THE PROBABLE SUCCESS OR PROFITABILITY OF THE COMPANY.

ARTICLE 4
Representations and Warranties Concerning the Company

Joseph H. Nook, III, the M. Nook 2012 Trust (FBO J. Nook), Holdco and the Company, jointly and severally, represent and warrant to Buyer as of the date hereof as follows:

4.1 Organization and Good Standing; Authority; Enforceability.

(a) The Company is, and until the Conversion will be, a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Following the Conversion, the Company will be a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The IC-DISC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Holdco is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Each of the Company and Holdco has all requisite power and authority to own and lease its assets and to operate its business as the same are now being owned, leased and operated. The Company is duly qualified or licensed to do business as a foreign entity in, and is in good standing in, each jurisdiction in which the nature of its business or its ownership of its properties requires it to be so qualified or licensed. The Company has delivered to Buyer a true, correct and complete copy of the Organizational Documents, as currently in effect, of the Company and Holdco. Section 4.1(a) (iii) of the Disclosure Letter lists all current officers and directors of each of the Company and Holdco, showing each such person’s name and position(s).

(b) The Company possesses all requisite legal right, power, authority and capacity (corporate or otherwise) to execute, deliver and perform this Agreement, and each other agreement, instrument and document to be executed and delivered by the Company pursuant hereto (collectively, the “Company Ancillary Agreements”), and to consummate the transactions contemplated herein and therein. The execution, delivery and performance by the Company of this Agreement and the Company Ancillary Agreements and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of the Company. Holdco possesses all requisite legal right, power, authority and capacity (corporate or otherwise) to execute, deliver and perform this Agreement, and each other agreement, instrument and document to be executed and delivered by Holdco pursuant hereto (collectively, the “Holdco Ancillary Agreements”), and to consummate the transactions contemplated herein and therein. The execution, delivery and performance by Holdco of this Agreement and the Holdco Ancillary Agreements and the consummation by Holdco of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Holdco.

(c) This Agreement has been, and each Company Ancillary Agreement and Holdco Ancillary Agreement upon delivery will be, duly executed and delivered by the Company and Holdco, as applicable, and constitutes, or upon such delivery will constitute, the legal, valid and binding obligation of the Company and Holdco, as applicable, enforceable in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.

4.2 Capital Shares; Interests.

(a) Capital Shares and Interests of the Company. The total number of shares of capital stock which the Company has the authority to issue is Seventy Thousand (70,000), of which Five Thousand (5,000) are Class A Voting Common Shares, without par value, and Sixty Five Thousand (65,000) are Class B Non-Voting Common Shares, without par value. Of such authorized shares, a total of Four Thousand Thirty Seven and 5/10 (4,037.5) Class A Voting Common Shares and Sixty Two Thousand Fifty Seven and 5/10 (62,057.5) Class B Non-Voting Common Shares are issued and outstanding (collectively, the “Shares,” and each, a “Share”), and as of the date hereof, the Shares are, and will be until the Contribution, owned of record by Sellers in the respective amounts corresponding to such Seller’s name as set forth in Section 4.2(a) of the Disclosure Letter. As of the date hereof, the Shares constitute, and until the Conversion, the Shares will constitute, all outstanding equity securities of the Company. Following the Conversion, the Interests will be owned of record by Holdco and the Interests will constitute all outstanding equity securities of the Company. All of the Shares have been, and the Interests will be, duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with (i) the Organizational Documents of the Company, (ii) all applicable federal and state securities Laws and (iii) any preemptive rights or rights of first refusal of any Person. Except as set forth in Section 4.2(a) of the Disclosure Letter: (A) there are no voting trusts, proxies, equityholder agreements or other agreements or understandings with respect to the voting of any equity securities of the Company; (B) there does not exist, nor is there outstanding, any right or security granted to, issued to or entered into with any Person to cause the Company to issue, grant or sell any equity securities of the Company to any Person (including any warrant, stock option, call, preemptive right, convertible or exchangeable obligation, subscription for shares or securities convertible into or exchangeable for shares of the Company, or any other similar right, security, instrument or agreement) and there is no commitment or agreement to grant or issue any such right or security; (C) there is no obligation, contingent or otherwise, of the Company to: (i) repurchase, redeem or otherwise acquire any share or other equity interests of the Company; or (ii) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of any other Person (other than the IC-DISC); (D) there are no bonds, debentures, notes or other indebtedness which have the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which equity holders of the Company are entitled to vote; (E) no distributions have accrued or been authorized but remain unpaid on the Shares or the Interests; and (F) there are no preemptive rights or rights of first refusal or first offer, nor are there any Contracts to which the Company is a party or by which the Company is bound, relating to any of the Shares, the Interests or any other equity securities of the Company, including with respect to the voting of any such equity securities of the Company.

(b) Ownership Interests of the Subsidiary. As of the date hereof, the authorized, issued and outstanding ownership interests of each Subsidiary is as set forth on Section 4.2(b) of the Disclosure Letter. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any ownership interests of any Subsidiary. There does not exist nor is there outstanding any right or security granted to, issued to, or entered into with, any Person to cause any Subsidiary to issue, grant or sell any ownership interests of such Subsidiary to any Person (including any warrant, option, call, preemptive right, convertible or exchangeable obligation, subscription for ownership interests or securities convertible into or exchangeable for ownership interests of such Subsidiary, or any other similar right, security, instrument or agreement), and there is no commitment or agreement to grant or issue any such right or security.

There is no obligation, contingent or otherwise, of any Subsidiary to: (i) repurchase, redeem or otherwise acquire any share of the capital stock or other equity interests of such Subsidiary; or (ii) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any other Person (other than the Company). There are no bonds, debentures, notes or other indebtedness which have the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which equity owners of such Subsidiary are entitled to vote. All of the outstanding ownership interests of the Subsidiary are owned by the Company, as set forth on Section 4.2(b) of the Disclosure Letter, free and clear of any Liens. The Company has no Liability related to any former Subsidiary or previously acquired entity. Notwithstanding anything to the contrary contained in this Agreement, and without limiting any other remedies hereunder, in the event that the representation and warranty in this Section 4.2 is not true and correct, any reference in this Agreement (including the Disclosure Letter and certificates or instruments delivered at Closing) to the Company shall include the Subsidiary to the extent reasonably applicable.

4.3 Other Ventures. The Company does not own of record or beneficially any equity ownership interest in any other Person, nor is it a partner or member of any partnership, limited liability company or joint venture (other than with respect to the ownership of the IC-DISC by the Company as set forth on Section 4.2(b) of the Disclosure Letter).

4.4 Noncontravention.

(a) Assuming all consents, approvals, authorizations, permits, filings and notifications set forth in Section 4.4(b) of the Disclosure Letter have been obtained or made, except (i) as set forth in Section 4.4(a) of the Disclosure Letter (organized by subcategory below), and (ii) for the applicable requirements of the HSR Act (including the HSR Filing), neither the execution and delivery of this Agreement or any of the Company Ancillary Agreements or Holdco Ancillary Agreements nor the consummation by the Company, Holdco or Sellers of the transactions contemplated hereby or thereby, nor compliance by the Company or Holdco with any of the provisions hereof or thereof, will: (A) result in a breach of any provisions of the Organizational Documents of the Company or Holdco; (B) result in the violation or breach of, result in the loss of any material benefit under, modify or cancel, result in the creation or imposition of any Lien upon any property or assets of the Company or Holdco pursuant to any term, condition or provision of, constitute a default under (with or without notice or lapse of time, or both), or give rise to any right of termination, consent, amendment, cancellation, modification or acceleration with respect to, or give rise to any obligation of the Company or Holdco to make any payments under, or result in the creation or imposition of a Lien upon any property or assets of the Company or Holdco pursuant to, any Material Contract; or (C) result in a violation of, or constitute a failure to comply with, (X) the Organizational Documents of the Company or Holdco; (Y) any Material Contract; or (Z) any Law or Order applicable to the Shares or the Interests, the Company or Holdco or by which any properties or assets owned by the Company or Holdco are bound or affected.

(b) Except for the applicable requirements of the HSR Act (including the HSR Filing), no consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority is required to be obtained or made by the Company or Holdco in connection with: (A) the execution and delivery of this Agreement or any Company Ancillary Agreement or Holdco Ancillary Agreement or (B) the compliance by the Company or Holdco with any of the provisions hereof or thereof or the consummation of the transactions contemplated hereby or thereby.

(c) There is no Order, and no Proceeding, at Law or in equity, pending or, to the knowledge of Holdco, threatened against Holdco, which would give a third party the right to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent Holdco from complying with the terms and provisions of this Agreement.

4.5 Financial Statements.

(a) The Company has delivered to Buyer copies of the reviewed consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2019 and December 31, 2020 (collectively, the “Reviewed Financial Statements”), and the internal consolidated financial statements of the Company as of and for the ten (10) month period ended October 31, 2021 (the “Month-End Financial Statements,” and together with the Reviewed Financial Statements, the “Financial Statements”). The Financial Statements were prepared in accordance with the books and records of the Company. Except as set forth in Section 4.5(a) of the Disclosure Letter, the Financial Statements have been prepared in accordance with GAAP, consistently applied, and present fairly, in all material respects, the consolidated financial position, assets and Liabilities, and cash flows of the Company as of the dates indicated and the results of operations for the periods then ended, except with respect to the Month-End Financial Statements, for (i) normal year-end adjustments and (ii) the absence of disclosures normally made in footnotes, which shall not be material. The balance sheet, as of October 31, 2021, that is included in the Month-End Financial Statements is referred to herein as the “Acquisition Balance Sheet.” There have been no off-balance sheet arrangements by the Company. The Company maintains accurate books and records reflecting the assets and Liabilities of the Company and maintains adequate internal accounting controls that provide assurance that (i) the Company maintains no off-the-book accounts and that the assets of the Company are used only in accordance with the Company’s management directives, (ii) transactions are executed with management’s authorization; (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Company; and (iv) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a timely basis.

(b) Except as set forth in Section 4.5(b) of the Disclosure Letter, the Company has no material Liabilities that are required to be reflected on a balance sheet prepared in accordance with GAAP, except for (i) Liabilities disclosed, reflected or reserved against on the Acquisition Balance Sheet, (ii) Liabilities incurred since the date of the Acquisition Balance Sheet in the ordinary course of business (and which did not result from any default, tort, breach of warranty or breach of Law), (iii) Liabilities arising under this Agreement and (iv) Liabilities set forth in Section 4.5(b) of the Disclosure Letter or otherwise disclosed or described in the Disclosure Letter.

4.6 Absence of Certain Changes or Events. Except as set forth in Section 4.6 of the Disclosure Letter, since the date of the Acquisition Balance Sheet:

(a) there has not occurred a Material Adverse Effect;

(b) other than as required by applicable Law or GAAP, there has not been any change in the Tax reporting or accounting policies or practices of the Company;

(c) (i) other than in the ordinary course of business or with respect to the Transaction Bonuses, the Company has not made, or granted, (A) any bonus or any wage, severance or termination pay, salary or compensation increase to any current director or officer, (B) any increase of any benefit provided under any employee benefit plan, employment agreement or arrangement, including any fringe benefit plan or arrangement, or (C) any equity or equity-based compensation award; and (ii) except as required to reflect legal requirements or avoid adverse Tax consequences to the Company or to any employees of the Company, the Company has not amended or terminated any existing Plans or adopted any new Plans;

(d) the Company has not merged or consolidated with any corporation or other entity or invested in, loaned to or made an advance (except for loans or advances to its employees or officers for business expenses or on an intercompany basis with the IC-DISC, in each case incurred in the ordinary course of business consistent with past practice) or capital contribution to, or otherwise acquired any capital stock or business of any Person, or consummated any business combination transaction, in each case, whether a single transaction or series of related transactions;

(e) the Company has not amended its Organizational Documents to take, agree to take or authorize any action to wind up its affairs or dissolve or change its corporate or other organizational form or amend any terms of its outstanding securities;

(f) the Company has not sold, assigned or transferred any tangible or intangible property or assets having a book value, in any individual case, in excess of One Hundred Fifty Thousand Dollars ($150,000), except for sales of inventory in the ordinary course of business consistent with past practice;

(g) the Company has not purchased or leased, or has committed to purchase or lease, any tangible or intangible property or assets, or authorized any capital expenditures or commitments for capital expenditures, of any asset for an amount in excess of One Hundred Fifty Thousand Dollars ($150,000) individually, except for purchases of inventory and supplies in the ordinary course of business consistent with past practice;

(h) the Company has not amended, modified or terminated any existing Material Contract (other than a termination of a Material Contract as a result of the expiration of the term of such Material Contract);

(i) the Company has not authorized the issuance, issued or sold or agreed or committed to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock of any class or any other securities or equity equivalents;

(j) other than in the ordinary course of business, the Company has not declared, set aside or paid any dividends or distributions, or purchased or redeemed any of their respective outstanding equity securities;

(k) the Company has not incurred any Indebtedness or assumed, guaranteed, or endorsed the indebtedness of any other Person, or canceled any debt owed to it or released any claim possessed by it, other than (i) in the ordinary course of business, (ii) pursuant to existing financing arrangements or (iii) Indebtedness reflected in the Financial Statements;

(l) the Company has not mortgaged, pledged or subjected to any material Lien, any of its material properties or assets; and

(m) the Company has not entered into any written agreement to do any of the foregoing (other than this Agreement).

4.7 Taxes.

(a) Since January 1, 2001, the Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code, and will be an S corporation at all times until the QSub Election. Following the QSub Election and up to and including the Closing Date, the Company will be properly classified as either a “qualified subchapter S subsidiary” of Holdco as the term is defined in Section 1361(b)(3)(B) of the Code (and any comparable provision of applicable state and local income Tax Law) or a disregarded entity not separate from Holdco for federal and applicable state and local income Tax purposes. Since the date of its incorporation, the IC-DISC has been a validly electing “interest charge domestic international sales corporation” within the meaning of Section 992 of the Code and will be a “interest charge domestic international sales corporation” up to and including the Closing Date.

(b) All Tax Returns required to be filed by or with respect to the Company have been duly and timely filed (taking into account applicable extensions of time to file), and all such Tax Returns (including information provided therewith or with respect thereto) were accurate and complete in all material respects. All Taxes that are due and payable by or with respect to the Company (whether or not shown on any Tax Return) have been timely paid in full.

(c) The unpaid Taxes of the Company: (i) did not, as of the date of the Acquisition Balance Sheet, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Acquisition Balance Sheet (rather than in any notes thereto); and (ii) will not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(d) No claim has been made by any Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by or be required to file Tax Returns in that jurisdiction, and, to the Company’s Knowledge, there is no basis for any such claim to be made.

(e) The Company has provided to Buyer true, correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by the Company since January 1, 2018.

(f) There are no Proceedings concerning any Tax Liability or Tax Return of the Company pending or, to the Company’s Knowledge, threatened in connection with any Taxes due from or with respect to the Company. None of Holdco, any Seller or the Company has received from any Taxing Authority (including in jurisdictions where the Company has not filed Tax Returns), any: (a) notice indicating an intent to open an audit or other review; (b) request for information related to Tax matters; or (c) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against the Company.

(g) There are no Liens for Taxes (other than statutory Liens for Taxes not yet due and payable) upon any of the assets of the Company.

(h) There are not currently in force any waivers or agreements binding upon the Company for the extension of time or statute of limitations within which to file any Tax Return or for the assessment or payment of any Tax for any taxable period, and no request for any such waiver or extension is currently pending.

(i) The Company has properly withheld and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and the Company has complied with all reporting and recordkeeping requirements.

(j) The Company is not a party to or bound by any Tax allocation, Tax indemnification or Tax sharing agreement.

(k) The Company (i) is not and has not been a member of an affiliated group filing or required to file a consolidated Tax Return or filed or required to file a combined, unitary or similar Tax Return with any other Person or (ii) has no liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(l) Within the past five (5) years, the Company has not distributed shares of another Person, or has had its shares distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(m) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of any: (i) change in, or use of an improper, method of accounting for any Pre-Closing Tax Period; (ii) “closing agreement” as described in Section 7121 of the Code (or any predecessor provision or any comparable provision of state, local or foreign Law); (iii) intercompany transaction or excess loss account described in the Treasury regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount, advance payments or deferred revenue received or accrued on or prior to the Closing Date; (vi) election under Section 965(h) of the Code.

(n) The Company has properly collected and remitted sales, value added and similar Taxes with respect to sales made to its customers, and, for all sales that are exempt from sales, value added and similar Taxes and that were made without charging or remitting sales, value added or similar taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale as exempt.

(o) The Company has not participated in nor is currently participating in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 or any “tax shelter” within the meaning of Code Section 6662.

(p) The Company has not: (i) elected to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to CARES Act Section 2302; or (ii) deferred any payment of Taxes (including withholding Taxes) pursuant to IRS Notice 2020-65 or any related or similar order or declaration from any Governmental Authority (including the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States). The Company has, to the extent applicable, properly complied with all requirements of applicable Law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act and CARES Act Section 2301.

4.8 Employees.

(a) Section 4.8(a) of the Disclosure Letter lists all employees of the Company, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) exempt or non-exempt classification of each employee under the Fair Labor Standards Act and any applicable state wage and hour Law; (v) current annual or hourly base compensation rate, as applicable; and (vi) commission, bonus or other incentive-based compensation. The Company has provided to Buyer true, correct and complete copies of each employment agreement between the Company, on the one hand, and any employee, on the other hand.

(b) Except as set forth in Section 4.8(b) of the Disclosure Letter, there are no, and in the past three (3) years there have been no, pending, or to the Company’s Knowledge, threatened internal complaints, Proceedings or claims by or on behalf of any employee or former employee of the Company with respect to his or her employment or engagement, termination of employment or engagement, employment discrimination, harassment, retaliation, failure to properly pay wages, equal pay or any other employment related matter arising under applicable Laws.

(c) The Company is not a party to any Collective Bargaining Agreement nor, to the Company’s Knowledge, are any employees of the Company represented by a labor union or is there pending or underway any union organizational activities or Proceedings with respect to employees of any of the Company. There is no labor strike, slowdown, lockout or stoppage pending or, to the Company’s Knowledge, threatened in writing against the Company. The Company has not, or currently is not, engaged in any unfair labor practice, and there are no pending or threatened charges or complaints before the National Labor Relations Board or any analogous Governmental Authority.

(d) The Company has properly classified any independent contractor as an independent contractor rather than as an employee, and each employee as exempt or non-exempt, under applicable Laws. The Company has not, during the previous three (3) years, received in writing a claim from any Governmental Authority to the effect that the Company has improperly classified any person as an independent contractor.

(e) The Company has not implemented any plant closings or layoff of employees that would constitute a “plant closing” or “mass layoff” within the meaning of the Worker Adjustment and Retraining Notification Act of 1988 or any analogous state or local Law.

(f) The Company has not received notice or other communication from any Governmental Authority regarding any unresolved violation or alleged violation of any applicable Law relating to hiring, recruiting, or employing (or continuing to employ) anyone who is not legally authorized to work in the United States. The Company maintains valid and properly prepared Form I-9s for (i) all employees, regardless of their date of hire, (ii) all employees whose employment was terminated during the last year, and (iii) all employees first employed for any length of time during the last three years, whether or not they are currently employed.

4.9 Employee Benefit Plans and Other Compensation Arrangements. Set forth on Section 4.9 of the Disclosure Letter is a true and complete list of (i) each employee benefit plan (as defined in Section 3(3) of ERISA) and (ii) all other severance pay, salary continuation, bonus, performance award, incentive, stock-based award, stock option, phantom equity, stock appreciation rights, health, welfare, life insurance, disability, cafeteria, flexible spending, vacation, paid time off, change of control, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements of any kind, in each case whether or not reduced to writing and whether funded or unfunded, whether or not tax-qualified and whether or not subject to ERISA with respect to which the Company currently is the sponsor or is obligated to make contributions under the plan terms or with respect to which the Buyer or any of its Affiliates would reasonably be expected to have any liability contingent or otherwise (each individually, a “Plan” and collectively, the “Plans”). Except as set forth on Section 4.9 of the Disclosure Letter:

(a) Neither the Company nor any entity which has ever been considered a single employer with the Company under Section 4011(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) is or has been the sponsor of, or ever been obligated to make contributions under, (i) a “multiemployer plan” (as defined in Title I or Title IV of ERISA), (ii) a plan subject to Title IV of ERISA, (iii) a plan subject to the funding requirements of Section 302 of ERISA or Section 412 of the Code, (iv) a “multiple employer plan” described in Section 413(c) of the Code, (v) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (vi) a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code;

(b) with respect to each of the Plans, the Company provided to the Buyer accurate, current and complete copies of each of the following to the extent applicable: (i) the plan document together with all amendments thereto; (ii) a written summary of all material plan terms of any Plan that has not been reduced to writing; (iii) copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Plan;

(v) a copy of the most recent favorable determination, opinion or advisory letter from the Internal Revenue Service; (vi) copies of the three most recently filed Forms 5500, with schedules and financial statements attached thereto; (vii) the financial statements and/or actuarial valuations and reports related to any Plans with respect to the two most recently completed plan years, and a current estimate of accrued and anticipated Liabilities thereunder; (viii) copies of material notices, letters or other correspondence from any Governmental Authority, including the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation relating to any of the Plans; and (ix) the three (3) most recent, annual nondiscrimination tests;

(c) each of the Plans that is intended to be tax-qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the Internal Revenue Service as to its qualification and is so qualified in all material respects and nothing has occurred that could reasonably be expected to cause the revocation of such determination letter or reliance upon such opinion letter from the Internal Revenue Service, nor has any such revocation or unavailability been threatened;

(d) all of the Plans have been operated in compliance in all material respects (in both form and operation) with their respective terms and all applicable Laws, all material contributions required under the terms of the Plans or applicable Laws have been timely made, and there have been no material violation of any reporting or disclosure requirements under ERISA or any other applicable Law with respect to any plan including any requirement to file an annual return;

(e) except with respect to the Transaction Bonuses, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, disregarding any termination of employment which may occur on or after the Closing, will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or employee of the Company from the Company under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan or (iii) result in any acceleration of the timing of payment, vesting or funding of any such benefits to any material extent except as required by Law;

(f) the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, result in “excess parachute payments” within the meaning of Section 280G or Section 4999 of the Code;

(g) neither the Company nor any ERISA Affiliate contributes to or has any obligation to contribute to any employee welfare benefit plan providing medical, health or life insurance or other welfare-type benefits for retired or terminated employees, their spouses or their dependents, except as required by applicable Law (including Section 4980B of the Code);

(h) there are no pending, or to the Company’s Knowledge, threatened Proceedings by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, as applicable, or otherwise involving any such Plan (other than routine claims for benefits), and there are no facts which could reasonably give rise to any Proceeding against any Plan, any fiduciary or plan administrator, or any other Person dealing with any Plan or the assets thereof;

(i) no Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority;

(j) no Person has (A) entered into any non-exempt “prohibited transaction” as such term is defined in ERISA and the Code, with respect to any Plan, (B) breached a fiduciary obligation with respect to any Plan, or (C) otherwise has any liability for any failure to act or comply in connection with the administration or investment of the assets of any Plan;

(k) each Plan that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code is in compliance with the applicable terms of the Patient Protection and Affordable Care Act of 2010, as amended, including the market reform mandates and the employer-shared responsibility requirements, and, to the Company’s Knowledge, no event has occurred nor circumstances exist that would cause the Company or any of its Affiliates to be subject to any Taxes assessable under Sections 4980H(a) and 4980H(b) of the Code, and the Company and each of its Affiliates has complied with the annual health insurance coverage reporting requirements under Code Sections 6055 and 6056;

(l) no provision of any Plan or collective bargaining agreement could reasonably be expected to result in any limitation on the Buyers or any of their respective Affiliates from amending or terminating any Plan after the Closing and without incurring any expenses (including, but not limited to, loads, surrender fees, termination or deferred sales charges imposed with respect to insurance products or other financial products used to fund such Plans), other than reasonable administrative expenses in connection with such termination, and neither the Company nor any of its Affiliates has a written plan or commitment to create any additional Plans or to materially change any existing Plan;

(m) each Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) is in documentary and operational compliance with Section 409A of the Code and all applicable Internal Revenue Service guidance promulgated thereunder; and

(n) the Company is not required to gross up or reimburse a payment to any employee, officer, director or officer for Taxes incurred under Sections 4999 or 409A of the Code.

This Section 4.9 contains the sole and exclusive representations and warranties relating to employee benefit matters.

4.10 Permits; Compliance with Laws. The Company is in compliance in all material respects with all applicable Laws, and possesses all material licenses, permits, grants, franchises, exemptions, registrations, permanent certificates of occupancy, authorizations and certificates from any Governmental Authority required under applicable Law with respect to the operation of its business as currently conducted (collectively, “Permits”). Each Permit is set forth on Section 4.10 of the Disclosure Letter. Except as set forth in Section 4.10 of the Disclosure Letter, in the past three (3) years, the Company has not received any written notice from any Governmental Authority regarding any actual material violation of, or material failure to comply with, any Law or Order applicable to the Company. This Section 4.10 does not relate to (i) Tax related matters, which are the subject of Section 4.7, (ii) employee benefit matters, which are the subject of Section 4.9 or (iii) environmental matters, which are the subject of Section 4.16.

4.11 Real and Personal Properties.

(a) The Company does not own any real property. Section 4.11(a) of the Disclosure Letter identifies all of the real property used pursuant to leases, subleases, licenses, concessions or similar agreements (collectively, the “Leases”) by any of the Company (collectively, the “Leased Real Property”). Other than the Leases, the Company is not party to, and is not subject to, any contract or instrument, whether or not in writing, relating to or affecting real property. The Company has not subleased any Leased Real Property, whether in whole or in part.

(b) The Company holds a valid and existing leasehold interest under each of the Leases to which it is a party for the terms set forth therein free and clear of all Liens. All of the Leases are in full force and effect and enforceable by the Company which is a party thereto in accordance with their terms, subject to the Enforceability Exceptions. The Company is not in breach of or in default under any Lease. All rents, deposits and additional amounts due pursuant to each Leased Real Property have been timely paid in full.

(c) The Company has not received notice of any pending or contemplated condemnation, expropriation or other proceeding in eminent domain affecting the Leased Real Property or any portion thereof or interest therein, and to the Company’s Knowledge, no such proceeding has been threatened against the Leased Real Property. The Company has not received any notice that the current use and occupancy of the Leased Real Property violates any Law in any material respect.

(d) The Company has the exclusive right to quiet enjoyment of the applicable Leased Real Property for the full term of the related Lease and any renewal option related thereto, and no leasehold or other interest of the Company in such Leased Real Property is subject to or subordinate to any Lien, whether or not the same renders the lease unmarketable. No portion of the Leased Real Property, or the operations of the Company’s business thereon, violates any Law, including Environmental Laws and those Laws relating to zoning, building, land use, environmental, health and safety, fire, air, sanitation or noise control. Except for the Enforceability Exceptions, no Leased Real Property is subject to (i) any governmental decree or order (or, to the Company’s Knowledge, threatened or proposed order) or (ii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever. The Company has not entered into (or been granted) any extension, amendment, waiver or other accommodation in connection with the economic conditions relating to COVID-19 that would have the result of decreasing, delaying or otherwise modifying its payment obligations with respect to any Leased Real Property. The Company has all easements and rights of ingress and egress necessary for utilities and services and for all operations of their business in the manner and to the extent previously conducted by them. To the Company’s Knowledge, each Lease is in compliance with all rules and regulations and/or other governing documents (e.g. condominium bylaws) of the applicable building.

(e) There are no challenges or appeals pending regarding the amount of the Taxes on, or the assessed valuation of, the Leased Real Property, and no special arrangements or agreements exist with any Governmental Authority with respect thereto. There is no tax assessment (in addition to the normal, annual general real estate tax assessment) pending or, to Company’s Knowledge, threatened with respect to any portion of the Leased Real Property.

(f) The improvements and fixtures on the Leased Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used. The Company has not postponed any repairs or maintenance to any improvements or fixtures on the Leased Real Property. To the Company’s Knowledge, no expenditures are anticipated to any of the improvements or fixtures on the Leased Real Property in order to keep such improvements and fixtures in good working order, other than routine maintenance expenses. To the Company’s Knowledge, there is no private restrictive covenant or governmental use restriction (including zoning) on all or any portion of the Leased Real Property that prohibits the current use of the Leased Real Property.

(g) The Company has good and valid title to, or a validly subsisting leasehold interest in or otherwise has the right under a Contract to use all the tangible personal properties material to the operation of the business of the Company, as currently conducted, and reflected on the Acquisition Balance Sheet or acquired thereafter (except for assets reflected thereon or acquired thereafter that have been disposed of in the ordinary course of business consistent with past practice since the date of the Acquisition Balance Sheet), free and clear of all Liens (the “Company Assets”). All of the Company Assets with a fair market value greater than $25,000 individually and all other items of material Company Assets used in the operation of the business of the Company as currently conducted, (a) are in good working condition and repair for their age and intended use, normal wear and tear expected (b) are suitable for the purposes for which they are currently being used, (c) constitute all of the Company Assets necessary to conduct the business of the Company as presently conducted.

4.12 Intellectual Properties.

(a) Section 4.12(a) of the Disclosure Letter sets forth a listing of all registered Company Intellectual Property and all pending applications therefor indicating for each, where applicable, (i) the jurisdiction, (ii) the patent, registration, or application number, (iii) the date issued, (iv) the date filed, and (v) the owner of record.

(b) Section 4.12(b) of the Disclosure Letter sets forth a listing of all written licenses (excluding Off-the-Shelf Software and end-user licenses for mass market Software) pursuant to which the Company is a party either as a licensee or licensor and any other Contracts under which the Company grants or receives any rights to Intellectual Property (the “Licenses”) indicating for each the parties, the date executed and the Intellectual Property covered thereby.

(c) The Company owns all right, title and interest in and to the Company Intellectual Property.

(d) The Company has a valid and enforceable right or license to use (as currently being used) the material Intellectual Property used in its business that is owned by a third party, subject to the Enforceability Exceptions.

(e) No claim has been made, asserted, or threatened, or is pending against the Company based upon, challenging or seeking to deny or restrict the use or exploitation by the Companies of any Intellectual Property owned or licensed by the Company.

(f) The consummation of the transactions contemplated by this Agreement will not (i) result in the termination or impairment of any of the Company Intellectual Property; (ii) result in the grant of any rights to any third party in the Company Intellectual Property; (iii) bind the Company to any exclusivity obligations, non-compete or other restrictions on the operation or scope of the Company’s business; (iv) obligate the Company to pay any royalties or other amounts to any third party in excess of those payable by the Company in the absence of this Agreement; or (v) require the consent of any governmental authority or third party in respect of any Company Intellectual Property. As a result of the transactions contemplated by this Agreement, upon the Closing, the Company will continue to possess, or own or possess adequate and enforceable licenses, sublicenses, or other rights to use and/or exploit, without payment of any additional fee, all the Intellectual Property owned or licensed by the Company.

(g) The Company has not received in the past five (5) years any written notice regarding the infringement, misappropriation, dilution or other violation by the Company of any Intellectual Property of any third party nor any written communication that offers to license or grant any rights or immunities to the Company under any Intellectual Property of any third party.

(h) To the Company’s Knowledge, (i) the products and services provided by the Company and the conduct of the Company’s business does not infringe upon, misappropriate, dilute or violate any valid Intellectual Property of any third party and (ii) no third party is infringing, misappropriating, diluting or otherwise violating any of the material Company Intellectual Property.

(i) There are no settlements, forbearances to sue, consents, judgments, or orders or similar obligations which (1) restrict the rights of the Company to use any Intellectual Property, (2) restrict the business of the Company in order to accommodate a third party’s Intellectual Property or (3) permit third parties to use any Company Intellectual Property.

(j) All disclosures of confidential Intellectual Property by the Company or its designees to third parties have been made pursuant to non-disclosure agreements that protect the confidentiality of such Intellectual Property and restrict the use of such Intellectual Property to an identified purpose. All former and current employees of the Company have executed non-disclosure agreements that protect the confidentiality of such Intellectual Property and restrict the use of such Intellectual Property to an identified purpose. The Company has taken reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets (including the enforcement by the Company of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in the Company’s standard form, and all current and former employees and contractors of the Company have executed such an agreement).

(k) The IT Assets operate and perform in all material respects as required to permit the operation of the Company’s businesses as currently conducted. To the Company’s Knowledge, during the last three (3) years, (i) there has been no actual or threatened security breach or unauthorized access to or use of any of the IT Assets and (ii) the IT Assets do not contain any material viruses, worms, trojan horses, bugs or faults, and have not experienced breakdowns, errors, contaminants or continued substandard performance that has caused or reasonably could be expected to cause any material disruption or interruption in or to the use of any such IT Assets or to the business of the Company. The Company has implemented reasonable backup, security and disaster recovery technology consistent with industry practices.

(l) During the last three (3) years, the Processing of any Personal Data by the Company has not materially violated, and does not materially violate, any applicable Privacy and Data Security Requirements. There is no Proceeding pending, asserted in writing or threatened in writing (or, to the Company’s Knowledge, otherwise threatened) against the Company alleging a violation of any Privacy and Data Security Requirement or any Person’s right of privacy or publicity, and, to the Company’s Knowledge, no valid basis exists for any such Proceeding. The Company has not (i) received any communications from or (ii) to the Company’s Knowledge, been the subject of any investigation by a data protection authority or any other Governmental Authority, in each of (i) and (ii), regarding data security or the Processing of Personal Data. The execution and performance of this Agreement will not materially breach or otherwise cause any material violation on the part of the Company of any applicable Privacy and Data Security Requirements.

(m) To the Company’s Knowledge, no Person has gained unauthorized access to, engaged in unauthorized Processing, disclosure or use, or accidentally or unlawfully destroyed, lost or altered (i) any Personal Data or confidential information related to the business of the Company or (ii) any IT Assets that Process Personal Data related to the business of the Company, its Personal Data processors, customers, subcontractors or vendors, or any other Persons on its behalf. The Company has not notified or, as of the Agreement Date, plans to notify, either voluntarily or as required by applicable Privacy and Data Security Requirements, any affected individual, any third party, any Governmental Authority or the media of any breach or non-permitted use or disclosure of Personal Data of the Company.

(n) The Company maintains written disaster recovery and business continuity plans. The Company maintains remote, offsite data backups.

4.13 Contracts. Section 4.13 of the Disclosure Letter sets forth a listing as of the date hereof of all of the currently effective Contracts of the following types to which the Company is a party or by which any material assets of the Company are bound or are subject:

(a) Contracts or group of related Contracts, other than purchase orders entered into in the ordinary course of business, with any Material Supplier under which the aggregate annual payments exceed One Hundred Fifty Thousand Dollars ($150,000) and which are not terminable by the Company upon thirty (30) days or less advance notice;

(b) Contracts or group of related Contracts, other than sales orders entered into in the ordinary course of business, with any Material Customer under which the aggregate annual payments exceed One Hundred Fifty Thousand Dollars ($150,000) and which are not terminable by the Company upon thirty (30) days or less advance notice;

(c) partnership, joint venture or other similar type of Contract involving a sharing of profits or losses with any other Person;

(d) instruments for borrowed money (including any indentures, guarantees, loan agreements, sale and leaseback agreements, mortgages, pledges, hypothecations, deeds of trust, conditional sale or title retention agreements, security agreements, letter of credit, or equipment financing obligations);

(e) employment, non-competition and confidentiality agreements with any employee who receives salary and bonus in excess of One Hundred Fifty Thousand Dollars ($150,000) per annum;

(f) Contracts that (1) restrict the development, manufacture, marketing, distribution or sale of any products or services of the Company or any future line or extension of such products or services, (2) restrict or limit the entering into of any market or line of business, by the Company or any of its employees, (3) restrict or limit the ability of the Company or any of its employees to compete with any other Person in any line, (4) restrict or prohibit the transaction of business or to compete with any other Person (including restricting the solicitation of business from any Person) by the Company, (5) grant to another Person exclusive rights with respect to any goods or services or territory, or (6) restrict the solicitation by the Company of any employees employed by any other Person;

(g) Contracts pursuant to which the Company is a lessor or a lessee of any personal property, except for any such leases under which the aggregate annual rent or lease payments do not exceed Fifty Thousand Dollars ($50,000) and which are not terminable by the Company upon thirty (30) days or less advance notice;

(h) other than Contracts for the sale of inventory in the ordinary course of business, Contracts for the sale, assignment, transfer or other disposition of assets involving a purchase price (in a single transaction or a series of related transactions) in excess of Fifty Thousand Dollars ($50,000) and under which the Company has any continuing liability or obligation;

(i) Contracts with employees, not included in subsection (e), providing for severance, retention, change in control or other similar payments;

(j) Contracts with any Seller, officer or director of the Company, or any Affiliate of any of the foregoing, or in the case of any individual, any immediate family member of any of the foregoing;

(k) Contracts or group of related Contracts, other than purchase orders entered into in the ordinary course of business, which involve commitments to make capital expenditures by the Company from any one Person in excess of One Hundred Fifty Thousand Dollars ($150,000) in any consecutive twelve (12) month period after the date hereof and which are not terminable by the Company upon thirty (30) days or less advance notice;

(l) any collective bargaining agreement or other agreement, Contract or other arrangement with a union, labor organization, works council or other individual or group representing any employees of the Company;

(m) any Contract that provides for the indemnification of any current or former manager, director, officer or employee of the Company;

(n) any Contract that provides for payments or other benefits that are conditioned on or result from, in whole or in part, a change of control of the Company;

(o) any Contract that contains an agreement by the Company to indemnify any Person (other than Contracts with customers, licensors, service providers or suppliers entered into in the ordinary course of business or Contracts described in subsection (m) above);

(p) any Contract that relates to any loan or advance to, or investment in, any Person or to the making of any such loan, advance or investment by the Company, other than advances to employees for business expenses in the ordinary course of business;

(q) any Contract that evidences or relates to any obligations of the Company with respect to the issuance, sale, repurchase or redemption of any capital stock, membership units, or other securities of the Company;

(r) any Contract that contains a “most-favored nation” or “most-favored-customer” pricing or other similar provision;

(s) any Contract that requires the Company to purchase from a third the Company’s, or require a third party to purchase from the Company such third party’s total requirement of any product or service, or that contain any “take or pay” or other minimum purchase requirements;

(t) any Contract with a Person located outside of the United States or any Contract requiring work to be performed by the Company outside of the United States; and

(u) any Contract that relates to any litigation, proceeding or investigation involving any Governmental Authority and the Company that remains outstanding or that occurred at any time during the thirty-six (36) months immediately preceding the Closing Date;

(v) any Contract that obligates the Company to make an earn-out or other similar payment; and

(w) any Contract that was entered into outside of the ordinary course of business.

True, correct and complete copies of each License required to be identified in Section 4.12 of the Disclosure Letter and each Contract required to be identified in Section 4.13 of the Disclosure Letter, including amendments, modification and waivers thereto (collectively, the “Material Contracts”), have been provided to Buyer. As of the date of this Agreement: (i) all of the Material Contracts are in full force and effect and are enforceable against the Company and, to the Company’s Knowledge, the other parties thereto, in accordance with their respective terms, subject in each case to the Enforceability Exceptions; (ii) the Company has performed in all material respects all obligations required to be performed by it pursuant to such Material Contracts; (iii) there are no unresolved, notices of a material default, breach or violation of any of such Material Contracts by any other party thereto; (iv) the Company has not received any notice of cancellation, termination or modification, or an intent to cancel, terminate or modify any Material Contract in any way adverse to the Company (other than notices that have been rescinded); and (v) no fact, circumstance or occurrence exists that would reasonably be expected to give rise to a right to terminate any Material Contract by a counterparty thereto. Entry into this Agreement and consummation of the transactions contemplated by this Agreement shall not (and shall not give any Person a right to) terminate or modify any rights or obligations of the Company (including payment of fees) under any Contract of the Company. No waiver has been granted by the Company or any of the other parties thereto under any of the Material Contracts of the Company. To the Company’s Knowledge, no oral Material Contract exists.

4.14 Litigation. Except as set forth in Section 4.14 of the Disclosure Letter, there are no Proceedings, at Law or in equity, pending or, to the Company’s Knowledge, threatened against the Company in which the claim thereunder (a) involves more than One Hundred Thousand Dollars ($100,000); or (b) could reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby. The Company is not subject to any Order or is in material breach or violation of any Order. To the Company’s Knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to, or serve as a basis for, the commencement of any Proceeding against the Company. Except as set forth on Section 4.14 of the Disclosure Letter, the Company is not engaged in any legal action to recover monies due it or for damages sustained by it. The Company has made available to Buyer copies of all pleadings, correspondence and other documents relating to each active Proceeding and settlement listed on Section 4.14 of the Disclosure Letter.

4.15 Insurance. Section 4.15 of the Disclosure Letter sets forth a listing (by policy number, insurer, location or property insured, annual premium, premium payment dates, expiration date, type (i.e., “claims made” or an “occurrences” policy), amount and scope of coverage) of all insurance policies or binders currently owned, held by or applicable to the Company (or its respective assets or business) relating to the business, properties, officers and directors and employees of the Company, true and correct copies of which have been provided to Buyer. All such policies are in full force and effect as of the date hereof and all premiums, deductibles and self-insured amounts that are due and payable with respect thereto have been paid in full. The Company has not received any notice of cancellation or non-renewal of any such policy or arrangement nor has the termination of any such policy or arrangement been threatened. Each such insurance policy is legal, valid, binding, enforceable and shall be in full force and effect as of the Closing, except to the extent that the enforceability thereof may be affected by (i) bankruptcy, insolvency, or similar Laws affecting creditors’ rights generally, or (ii) to the extent not caused by actions of the Company, by court applied equitable principles. To the Company’s Knowledge, there are no claims under such policies that are reasonably likely to exhaust the applicable limit of liability. There is no existing default or, to the Company’s Knowledge, event which with the giving of notice, lapse of time or both, would constitute a default. Since January 1, 2017, the Company has not been denied insurance coverage for any reason. The Company has no self-insurance or co-insurance programs. With respect to any prior self-insurance or co-insurance programs, the Company has no liability, whether direct or indirect, actual or contingent, and any outstanding or potential claim with respect to any such self-insurance or co-insurance programs is covered by a fully insured run-out or tail policy. Since January 1, 2017, the Company has not received notice from, or on behalf of, any insurance carrier relating to or involving any materially adverse change in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of such policy, or requiring or suggesting material alteration of any of the assets, purchase of additional equipment or material modification of the Company’s methods of doing business. Since January 1, 2017, the Company has not made a claim against an insurance policy as to which the insurer is denying coverage.

4.16 Environmental Matters. Except as set forth on Section 4.16 of the Disclosure Letter:

(a) There has been no generation, Treatment, Storage, Release, Environmental Release, Disposal or transport of any Hazardous Material at, on, under or from any of the Leased Real Property, or any formerly owned or occupied real property, by the Company, except in compliance with applicable Environmental Laws.

(b) The Company is, and since 2016 has been, in compliance with all applicable Environmental Laws.

(c) There are no Tanks at, in, on or under any of the Leased Real Property.

(d) Except for matters that have been fully resolved, the Company has not received any written notice or order from any Governmental Authority or any Person asserting or threatening to assert an Environmental Claim, or claiming that the Company is, or may be, in violation of any Environmental Law or liable for personal injury or property damage or for any other costs or expenses related to any Release, Treatment, Storage or Disposal of, or exposure to, any Hazardous Material.

4.17 Related Party Transactions. Except as set forth in Section 4.17 of the Disclosure Letter, no present or former officer, director, shareholder, member or Affiliate of the Company, including for the avoidance of doubt, any trust or other Person in which any one of the individuals referred to above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a voting, proprietary, equity or other financial interest, or any Affiliate or member of the immediate family of such a Person (each a “Related Person”): (a) owes any amount to the Company, nor does the Company owe any amount to, or has the Company committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person (other than any payments to, and reimbursement of fees and expenses of, employees, directors and officers of the Company in the ordinary course of business); (b) owns any material property or right, tangible or intangible, that is used by the Company; (c) has any claim or cause of action against the Company, other than claims for accrued compensation, benefits or expense reimbursement arising in the ordinary course of employment; or (d) is a party to any Contract with the Company.

4.18 Product Liability and Warranty.

(a) Each product sold or delivered by the Company in connection with the its business in the past three (3) years (the “Products”) has been in conformity in all material respects with all product specifications and all express and implied warranties and there have been no serial defects in the past three (3) years. There have been no claims by customers in the last three (3) years that any of the products sold by the Company have been subject to such nonconformity or serial defect. Except as set forth on Section 4.18(a) of the Disclosure Letter, the Company does not have any material Liability for any customer or other damages in connection therewith or any other customer or product obligations that is not reserved against on the Financial Statements. Each of the Products is, in all material respects, fit for the purposes for which it is intended to be used. For purposes of this Section 4.18(a), a serial defect is the same type of defect: (i) in the product itself or any of its components, (ii) other than normal wear and tear of the component or product and (iii) that is existing in 15% of components or products with the same product number shipped to customers in any twelve (12) month period of the last three years.

(b) In connection with the operation of the business of the Company, the Company has all industry or trade group certifications required for it to manufacture, fabricate, sell, rent or distribute (as applicable) the Products or provide its services in the ordinary course of business. The Company has obtained all required product registrations and other certifications required for it to design, manufacture, sell or distribute (as applicable) their Products in all applicable jurisdictions, and has otherwise complied in all material respects with industry standards applicable to the Company and its Products in respect of the design, manufacture, sale and/or distribution of any particular Product or Products, as applicable, in such jurisdictions.

(c) Any reasonably implied or express representations or statements, disseminated in connection with the Products, whether on product labeling, packaging, or advertising and promotional materials are (i) accurate and complete and supported in all material respects by adequate, reliable, and reasonable prior substantiation at least at the level of substantiation advertised, and (ii) have been made in compliance with applicable Law. In the past three (3) years, there has been no recall (whether voluntary or mandatory) of any Product, including any recall required by any Governmental Authority.

(d) Except as disclosed on Section 4.18(d) of the Disclosure Letter, all warranties for goods and products sold by the Company during the past three (3) years are no less favorable or more onerous to the Company than as currently in effect.

(e) In the past three (3) years the Company has not received written notice that, and to the Company’s Knowledge, there are no statements, citations or decisions by any Governmental Authority declaring, any of the Products or inventory used or produced by the Company to be defective or unsafe. No product at any time made, sold, distributed, transported or handled by the Company contains, or has ever contained, asbestos.

4.19 Material Customers and Suppliers. Section 4.19 of the Disclosure Letter sets forth a listing of the top ten (10) customers of the Company (on a consolidated basis) in terms of aggregate sales (the “Material Customers”) and the top ten (10) suppliers of the Company in terms of aggregate purchases (the “Material Suppliers”), in each case by dollar volume paid for the twelve (12) month period ended December 31, 2019 and December 31, 2020. Except as set forth in Section 4.19 of the Disclosure Letter, since January 1, 2021, none of the Material Customers or Material Suppliers have delivered to the Company any written, or to the Company’s Knowledge oral, notice which (a) cancelled, materially modified or otherwise terminated, or constituted an intent to cancel, materially modify or otherwise terminate, its relationship with the Company, (b) in the case of Material Customers, materially decreased, or notified the Company of an intent to decrease, its purchases of the products of the Company or (c) in the case of Material Suppliers, materially decreased, or notified the Company of an intent to decrease, the goods or services provided to the Company. To the Company’s Knowledge, no Material Customer or Material Supplier intends to refuse to pay any amount due to the Company or seek to exercise any remedy against the Company. The Company has not within the past year been engaged in any material dispute with any Material Customer or Material Supplier. No Material Customer has indicated that it desires or intends to effect a material change in the Contract that would reduce the profit margin that the Company is expected to achieve on such Contract or otherwise change the material terms of such Contract or change the type of Contract by which such customer purchases good and/or services from the Company. The acquisition by Buyer of the Interests and the consummation of the transactions contemplated by this Agreement shall not adversely or negatively affect the relationship of the Company with any Material Customer or Material Supplier.

4.20 Accounts Receivable; Accounts Payable.

(a) All accounts receivable of the Company whether shown on the balance sheets included in the Financial Statements or accrued thereafter: (i) arose from sales actually made or services actually performed in the ordinary course of business, (ii) are valid receivables net of reserves shown thereon and recorded in accordance with GAAP, (iii) are not subject to any valid setoffs or counterclaims and (iv) have been collected or are fully collectible when due according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Company (net of reserves), assuming reasonable collection efforts (consistent with the Company the Company’s collection efforts prior to the Closing) by the Company following the Closing. All billed and unbilled accounts receivable of the Company as of November 30, 2021 are set forth on Section 4.20(a) of the Disclosure Letter.

(b) All accounts payable and notes payable of the Company whether shown on the balance sheets included in the Financial Statements or accrued thereafter: (i) are the result of bona fide transactions in the ordinary course of business and (ii) have been paid or are not yet due and payable as of the date hereof.

4.21 Insolvency Proceedings. None of the Company, the Sellers, Holdco, the Shares, the Interests or assets of the Company are the subject of any pending, rendered or threatened insolvency proceedings of any character. None of Holdco, any Seller or the Company has made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings.

4.22 Powers of Attorney and Bank Accounts. There are no outstanding powers of attorney executed on behalf of the Company other than those executed in the ordinary course of business for service, administration, or ministerial purposes. Section 4.22 of the Disclosure Letter sets forth a true, correct and complete list of all banks or other financial institutions with which the Company has an account or maintain a lock box or safe deposit box, showing the type and account number of each such account, lock box, and safe deposit box and the names of the individuals authorized as signatories thereon or who have a power of attorney to act or deal in connection with the same.

4.23 Indebtedness. Section 4.23 of the Disclosure Letter sets forth a complete and correct list of each item of Indebtedness of the Company, identifying the creditor to which such Indebtedness is owed and the amount of such Indebtedness as of the date hereof.

4.24 Inventory. All inventory of the Company, whether or not reflected in the Financial Statements, consists of a quality and quantity usable or salable in the ordinary course of business consistent with past practice, except for damaged or defective items that have been written off or written down to fair market value or for which adequate reserves have been established in the Financial Statements. All inventory reflected in the Financial Statements is valued in accordance with GAAP. All such inventory is owned by the Company free and clear of all Liens. The inventory of the Company constitutes sufficient quantities for the operation in the ordinary course of business in accordance with past practice. All inventory of the Company is located at one of the Leased Real Property.

4.25 Discontinued Operations. Except as set forth on Section 4.25 of the Disclosure Letter, the Company does not have any liabilities or obligations of whatever kind or nature (whether known or unknown, direct or indirect, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due and regardless of when asserted) and, to the Company’s Knowledge, there is no basis for any present or future Proceeding against the Company giving rise to any liabilities or obligations of whatever kind or nature (whether known or unknown, direct or indirect, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due and regardless of when asserted), arising from any discontinued product lines, segments, services, or real property that is no longer used by the Company or its businesses, including, without limitation, divisions, businesses or operations which have been sold or discontinued.

4.26 No Other Agreement to Sell. Other than the sale of inventory in the ordinary course of business and except with respect to the transactions contemplated by this Agreement, the Company has no legal obligation, absolute or contingent, to any other Person (other than the Buyer under this Agreement) to sell, encumber or otherwise transfer the Company, the Shares, the Interests, the assets of the Company or the business of the Company, or to effect any merger, consolidation, combination, share exchange, recapitalization, liquidation, dissolution or other reorganization involving the Company, or to enter into any agreement with respect thereto.

4.27 Government Contracts.

(a) Identification. Section 4.27(a) of the Disclosure Letter contains a true and complete list of (i) all Contracts to which the Company is a party as a contractor (including as a direct or lower-tier subcontractor) to any Governmental Authority (collectively, the “Government Contracts”) the performance period of which has not expired or for which final payment has not been received (collectively the “Current Government Contracts”), and (ii) all bids, offers and proposals of the Company currently outstanding and open for acceptance that, if accepted, would result in a Government Contract (collectively, the “Government Bids”). The Company has provided to Buyer true, correct and complete copies of all Government Contracts and of all

Government Bids and provided access to Buyer to true and correct copies of all documentation related thereto requested by Buyer. The Government Contracts are not currently the subject of bid or award protest proceedings.

(b) Compliance. Each Government Contract was lawfully awarded and is valid and binding on and enforceable against the Company (subject to the Enforceability Exceptions). Except as set forth in Section 4.27(b) of the Disclosure Letter, (i) all facts set forth in or acknowledged by any representations, certifications, warranties or disclosure statements made or submitted by or on behalf of the Company in connection with each of the Government Contracts and Government Bids were true, accurate and complete in all material respects as of the date of submission, (ii) the Company has not breached or violated any Government Contract or Government Bid or any applicable Laws pertaining to any Government Contract or Government Bid, in each case in any material respect; (iii) the Company has “flowed down” all required Federal Acquisition Regulation (“FAR”) (and agency supplemental regulations) provisions to its subcontractors, suppliers, distributors and vendors; (iv) no written termination for convenience, termination for default, cure notice or show cause notice or similar communication is currently in effect pertaining to any Government Contract; (v) no cost incurred by the Company pertaining to a Government Contract has been disallowed by any Governmental Authority; and (vi) there exist no outstanding disputes with respect to any Government Contract or Government Bid.

(c) Small Business Awards. None of the Government Contracts or Government Bids are set aside for, or were awarded based upon the Company’s small business status, small disadvantaged business status, or other preferential status under the regulations of the U.S. Small Business Administration.

(d) Investigations; Audits. (i) none of the Company or, to the Company’s Knowledge, any of its respective owners, directors, officers and employees is under administrative, civil or criminal investigation or indictment by any Governmental Authority with respect to any alleged irregularity, misstatement, act or omission arising under or relating to any Government Contract or Government Bid, (ii) to the Company’s Knowledge, there are currently no ongoing audits, inspections, surveys or examination of records of any Government Contracts or the Company; and (iii) neither the Company nor any “Principal” (as defined in FAR 52.209-5) is suspended or debarred from doing business with any Governmental Authority.

(e) Security Clearances. Except as set forth on Section 4.27(e) of the Disclosure Letter, the Company has the requisite facility clearances (“Facility Security Clearances”) and the employees of the Company possess all U.S. Government personnel security clearances or other personnel-specific approvals (“Personnel Security Clearances”) required to perform the applicable Government Contracts and the subcontractor(s) and independent contractor(s) of the Company possess all necessary Facility Security Clearances and Personnel Security Clearances required to perform the applicable Government Contracts of the Company. All requisite Personnel Security Clearances and Facility Security Clearances are valid and in full force and effect. The Company and, to the Company’s Knowledge, each employee of the Company who holds a security clearance is, and during the past five (5) years has been, in compliance with all applicable Laws regarding national security, including those obligations specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (February 28, 2006), and any supplements, amendments or revised editions thereof (“NISPOM”) or other similar security requirements of other federal agencies. The Company is, in respect of the Government Contracts, in compliance in all material respects with all applicable Laws and contractual obligations regarding application and data security, including The Federal Information Security Management Act of 2002, and the regulations and mandates issued thereunder. The Company has complied with all applicable requirements under each Government Contract relating to the safeguarding of and access to classified information. The Company has no unresolved adverse audit or other findings with the Defense Counterintelligence and Security Agency (“DCSA”) or its predecessor agency or other relevant cognizant security agencies concerning their Facility Security Clearances in the past three (3) years and had at least a “satisfactory” rating during their last audit by DCSA (or similar) with respect to its Facility Security Clearances. To the Company’s Knowledge, there is no existing information, fact, condition, or circumstance that would reasonably be expected to cause the Company to lose any Facility Security Clearance.

(f) Cure Notices; CPARS. Since June 25, 2015, the Company has not received a “show cause” notice, cure notice, deficiency notice, or notice of default from any Governmental Authority or any prime contractor or higher-tier subcontractor relating to any of the Company’s Government Contracts, and, to the Company’s Knowledge, no facts or allegations exist that could give rise to such a notice. Since June 25, 2015, the Company has not received a Contractor Performance Assessment Report (CPAR) or similar performance evaluation with a rating less than “Satisfactory” for any evaluation element or any comment that the rating official would not recommend the Company for future work.

(g) Terminations. (i) none of the Company’s Government Contracts has been terminated for default and, to the Company’s Knowledge, no facts or allegations exist that could give rise to such a termination; (ii) the Company has not received written notice terminating any of the Company’s current Government Contracts for convenience or indicating any intention to terminate the Company’s current Government Contracts for convenience; and (iii) no stop work order has been received with respect to any Government Contract that is in effect as of the date of this Agreement.

(h) Government Furnished Property. The Company, when and as required, has certified to the applicable Governmental Authority in a timely manner that all government property is in good working order, reasonable wear and tear excepted, and otherwise meets the requirements of the applicable Government Contract and all Applicable Laws. There are no outstanding loss, damage or destruction reports that have been or should have been submitted to any Governmental Authority in respect of any government property. The Company is in material compliance with all applicable Laws and contractual provisions relating to the use of such United States government property.

(i) The Company is not performing at-risk under a Government Contract or for a prospective Government Contract; for the avoidance of doubt, “performing at-risk” means incurring direct costs, other than costs as defined FAR 31.205-32, at a Person’s sole risk prior to (or in anticipation of) and without obligation of funding under a Government Contract.

(j) Cyber Security. Except as set forth on Section 4.27(j) of the Disclosure Letter, the Company is in compliance in all material respects with the requirements of DFARS 252.204-7012, Safeguarding Covered Defense Information and Cyber Incident Reporting. All facts set forth in or acknowledged by, and any representations or certifications made or submitted by or on behalf of the Company in connection with the Company’s compliance with DFARS 252.204-7012 and DFARS 252.204-7008, Compliance with Safeguarding Covered Defense Information Controls, were true and accurate at the time of submission.

(k) Telecommunications. Except as set forth on Section 4.27(k) of the Disclosure Letter, the Company is in compliance in all material respects with the requirements of section 889(a)(1)(B) of the John S. McCain National Defense Authorization Act (NDAA) for Fiscal Year (FY) 2019, and any representations or certifications made or submitted by or on behalf of the Company in connection with the Company’s compliance with FAR 52.204-24, Representation Regarding Certain Telecommunications and Video Surveillance Services or Equipment and FAR 52.204-25, Prohibition on Contracting for Certain Telecommunications and Video Surveillance Services or Equipment, were true and accurate at the time of submission and the Company has complied in all material aspects with such certifications.

(l) Export Control. The Company has not been (and have not been required by Applicable Laws to be) registered with or hold any license from the U.S. Department of State (Directorate of Defense Trade Controls) or the U.S. Department of Commerce relating to the import, export or re-export of products, technology, software, services or other information from the United States, and the Company is not required to transfer, obtain or hold any such license to authorize the continuation of its current importing, exporting or other business activities. The Company has not been notified in writing that it is or has in the past five (5) years been the subject of an investigation or inquiry or subject to civil or criminal penalties imposed by any Governmental Authority or made a voluntary disclosure with respect to violations of applicable Laws relating to the import, export or re-export of products, technology, software, services or other information from the United States. The Company has not manufactured “defense articles,” exported “defense articles” or furnished “defense services” or “technical data” to foreign nationals in the United States or abroad, as those terms are defined in 22 Code of Federal Regulations Sections 120.6, 120.9 and 120.10, in violation of applicable Laws.

(m) Anti-Corruption. In the past five (5) years, none of the Company, Holdco, Seller or Affiliate thereof nor, to the Company’s Knowledge, any representative or other Person associated with or acting on behalf of the Company, has directly or indirectly paid, given or received or offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other unlawful thing of value, any unlawful discount, or any other unlawful inducement, to or from any Person or Governmental Authority in the United States or elsewhere in connection with or in furtherance of its business, including any offer, payment or promise to pay money or other thing of value: (i) to any foreign official, political party (or official thereof) or candidate for political office for the purposes of influencing any act, decision or omission in order to assist the Company in obtaining business for or with, or directing business to, any Person, or (ii) to any Person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised to any such official or party for such purposes. The business of the Company is not in any manner dependent upon the making or receipt of such payments, discounts or other inducements. In the past five (5) years, the Company has not otherwise taken any action that would cause any the Company to be in violation of the FCPA or similar foreign Law, the Anti-Kickback Act of 1986 (“Anti-Kickback Act”) or similar foreign Law, applicable Laws restricting the payment of contingent fee arrangements, or any applicable Laws of similar effect. There is no charge, proceeding or investigation by any Governmental Authority with respect to a violation of the FCPA, Anti-Kickback Act, or similar foreign Law that is now pending or has been asserted or threatened in writing, or to the Company’s Knowledge orally, with respect to the Company. In the past five (5) years, the books, records, and accounts of the Company have at all times accurately and fairly reflected, in reasonable detail, the transactions and dispositions of its funds and assets. In the past five (5) years, there have never been any false or fictitious entries made in the books, records or accounts of the Company relating to any illegal payment or secret or unrecorded fund, and the Company has not established or maintained a secret or unrecorded fund.

(n) Intellectual Property Under Government Contracts. The Company is not using any Intellectual Property developed or received under any Government Contract for purposes outside of the scope of that Government Contract without having obtained the necessary and appropriate prior permission of the cognizant Governmental Authority or prime contractor, subcontractor, vendor or other authorized Person, if such permission is required. The Company has taken all steps required under any Government Contracts or Applicable Laws to protect their rights in and to Intellectual Property and have included the proper and required restrictive legends on all copies of any Intellectual Property delivered in connection with a Government Contract as necessary to grant the Governmental Authority the minimum rights required under applicable Laws or the relevant Government Contract or Government Bid and, other than as required under any Government Contract, the Company has not provided, and are not obligated to provide, a license to any Governmental Authority to use or disclose any of the Intellectual Property of the Company used in connection with such Government Contract.

4.28 Title to Assets. Except as set forth on Section 4.28 of the Disclosure Letter, the Company good and marketable title to, or in the case or property held under a lease or other Contract, hold pursuant to valid and enforceable lases, all of the assets used by the Company, free and clear of all Liens. Immediately following the Closing, all of the Company’s assets will be owned, leased or available for use by the Company on the same terms and conditions substantially similar, in all material respects, to those under which, immediately prior to the Closing, the Company owns, leases, uses or holds available for use such assets. The Company’s assets are sufficient for the operation of the business of the Company.

4.29 Brokerage. No Person is or will become entitled, by reason of any Contract entered into or made by or on behalf of the Company or Holdco, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement, other than fees payable to KeyBanc Capital Markets.

4.30 No Additional Representations. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4 (AS MODIFIED BY THE DISCLOSURE LETTER), THE COMPANY EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE COMPANY OR THE COMPANY’S ASSETS, AND THE COMPANY SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE COMPANY’S ASSETS, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT

ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND BUYER SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY, HOLDCO AND THE SELLERS CONTAINED IN ARTICLE 4 HEREOF (AS MODIFIED BY THE DISCLOSURE LETTER), THE COMPANY HEREBY DISCLAIMS, FOR ITSELF, HOLDCO, SELLERS AND SELLERS’ REPRESENTATIVE, ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF THE COMPANY OR ANY OF ITS AFFILIATES). NONE OF THE COMPANY, HOLDCO, ANY SELLER OR SELLERS’ REPRESENTATIVE MAKES OR HAS MADE ANY REPRESENTATIONS OR WARRANTIES TO BUYER REGARDING ANY PROJECTION OR FORECAST REGARDING FUTURE RESULTS OR ACTIVITIES OR THE PROBABLE SUCCESS OR PROFITABILITY OF THE COMPANY.

ARTICLE 5
Representations and Warranties of Buyer

Buyer represents and warrants to the Company, Holdco and each Seller as follows:

5.1 Organization; Authorization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to execute, deliver and perform this Agreement and each other agreement, instrument and document to be executed and delivered by Buyer pursuant hereto (collectively, the “Buyer Ancillary Agreements”), and to consummate the transactions contemplated herein and therein. The execution, delivery and performance by Buyer of this Agreement and the Buyer Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized (by all requisite corporate action or otherwise) on the part of Buyer.

5.2 Execution and Delivery; Enforceability. This Agreement has been, and each Buyer Ancillary Agreement upon such delivery will be, duly executed and delivered by Buyer and constitutes, or upon such delivery will constitute, the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.

5.3 Noncontravention.

(a) Except for the applicable requirements of the HSR Act (including the HSR Filing), neither the execution and delivery of this Agreement or any Buyer Ancillary Agreement, nor the consummation by Buyer of the transactions contemplated hereby or thereby, nor compliance by Buyer with any of the provisions hereof or thereof, will: (i) conflict with or result in a breach of any provisions of the Organizational Documents of Buyer; (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under (with or without notice or lapse of time, or both), or give rise to any right of termination, consent, amendment, cancellation, modification or acceleration with respect to, or give rise to any obligation of Buyer to make any payments under, or result in the creation or imposition of a Lien upon any property or assets of Buyer pursuant to any Contract to which Buyer is a party or by which any of its properties or assets may be subject; or (iii) violate any Law or Order applicable to Buyer or by which any properties or assets owned or used by Buyer are bound or affected; except, in each case, as would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement, or as would not materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

(b) Other than the applicable requirements of the HSR Act (including the HSR Filing), no consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority is required to be obtained or made by Buyer in connection with: (i) the execution, delivery and performance by Buyer of this Agreement or any Buyer Ancillary Agreement in connection herewith; or (ii) the compliance by Buyer with any of the provisions hereof or thereof or the consummation of the transactions contemplated hereby or thereby.

5.4 Investment Intent; Restricted Interests. Buyer is acquiring the Interests solely for Buyer’s own account, for investment purposes only, and not with a view to, or with any present intention of, reselling or otherwise distributing the Interests or dividing its participation herein with others. Buyer has sufficient experience in business, financial and investment matters to be able to evaluate the purchase of the Interests and to make an informed investment decision with respect to such purchase. Buyer is an “accredited investor” within the meaning of Rule 501 promulgated under the 1933 Act. Buyer has had such opportunity as it has deemed adequate to obtain from the Company as is necessary to permit Buyer to evaluate the merits and risks of investment in the Company. Buyer understands and acknowledges that: (a) the Interests have not been registered or qualified under the 1933 Act, or under any securities Laws of any state of the United States or other jurisdiction, in reliance upon specific exemptions thereunder for transactions not involving any public offering; (b) the Interests constitute “restricted securities” as defined in Rule 144 under the 1933 Act; (c) the Interests are not traded or tradable on any securities exchange or over-the-counter; and (d) the Interests may not be sold, transferred or otherwise disposed of unless a registration statement under the 1933 Act with respect to such Interests and qualification in accordance with any applicable state securities Laws becomes effective or unless such registration and qualification is inapplicable, or an exemption therefrom is available. Buyer will refrain from transferring or otherwise disposing of all or any portion of the Interests acquired hereunder or any interest therein in any manner that may cause any Seller or Holdco to be in violation of the 1933 Act or any applicable state securities Laws.

5.5 Sufficiency of Funds. Buyer has and at the Closing will have readily available funds sufficient to consummate the transactions contemplated by this Agreement and each Buyer Ancillary Agreement, and Buyer understands that its obligations hereunder are not in any way contingent or otherwise subject to (a) the consummation of any financing arrangements or obtaining any financing or (b) the availability of any financing to Buyer or any of its Affiliates.

5.6 Solvency. After giving effect to the transactions contemplated by this Agreement, and assuming satisfaction of the conditions to Buyer’s obligation to consummate the purchase of the Interests as set forth herein, the accuracy of the respective representations and warranties of each Seller, Holdco and the Company set forth herein and the performance by each Seller, Holdco and the Company of their respective obligations hereunder, Buyer and the Company: (a) will be solvent (in that both the fair value of its assets, as of such date, will not be less than the sum of its Liabilities, as of such date, and that the present saleable value of its assets will not be less than the amount required to pay its probable Liabilities as they become absolute and matured); (b) will have adequate capital with which to engage in its business; and (c) will not have incurred and will not plan to incur Liabilities beyond its ability to pay as they become absolute and matured. In completing the transactions contemplated by this Agreement, Buyer does not intend to hinder, delay or defraud any present or future creditors of Buyer or the Company.

5.7 Brokerage. No Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of Buyer, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

5.8 Due Diligence Investigation. Buyer has had an opportunity to discuss the business, management, operations and finances of the Company with its officers, directors, employees, agents, Representatives and Affiliates, and has had an opportunity to inspect the facilities of the Company. Buyer has conducted its own independent investigation of the Company. In making its decision to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, Buyer has relied solely upon the representations and warranties of Sellers and Holdco set forth in Article 3 and of Sellers, Holdco and the Company set forth in Article 4 and has not relied upon any other information provided by, for or on behalf of Sellers or the Company, or their respective agents or Representatives, to Buyer in connection with the transactions contemplated by this Agreement. Buyer has entered into the transactions contemplated by this Agreement with the understanding, acknowledgement and agreement that no representations or warranties, express or implied, are made with respect to any projection or forecast regarding future results or activities or the probable success or profitability of the Company. Buyer acknowledges that no current or former shareholder, director, officer, employee, affiliate or advisor of the Company has made or is making any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied, except as set forth in Articles 3 and 4.

ARTICLE 6
Conditions Precedent

6.1 Conditions to Buyer’s Obligation. The obligation of Buyer to consummate the closing of the transactions contemplated in this Agreement is subject to the satisfaction or waiver (by Buyer in writing), at or before the Closing, of the following conditions set forth in this Section 6.1:

(a) any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement and any extensions thereof (including, without limitation, any written notification to Buyer or the Company that an investigation of the transactions contemplated by this Agreement by any Governmental Authority remain open) shall have expired or been terminated, and all filings, authorizations and approvals and consents set forth in Section 6.1(a) of the Disclosure Letter shall have been made with or obtained from all applicable Governmental Authorities and any applicable waiting periods thereunder (and any extensions thereof) shall have expired or been terminated;

(b) there shall be no Proceeding pending before any Governmental Authority that seeks to restrain, delay, prohibit, invalidate, set aside or impose any conditions upon the Closing, in whole or in part, and no Order with respect thereto shall be in effect;

(c) intentionally omitted;

(d) prior to the Closing, there shall not have occurred any event, circumstance, development, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(e) prior to the Closing Date, the Company caused (i) the IC-DISC Distribution and (ii) all intercompany agreements between the IC-DISC, on the one hand, and the Company, on the other hand, to be terminated;

(f) Buyer shall have received the following:

(i) the written resignation, effective as of the Closing, of the directors and non-employee officers of the Company;

(ii) pay-off letters, delivered at least five (5) Business Days prior to the Closing Date, in a form reasonably acceptable to Buyer and the holders of such Repaid Closing Indebtedness with respect to the Repaid Closing Indebtedness, which letters provide for the dollar amount required to repay in full all such Repaid Closing Indebtedness and for the termination and release of all Liens relating to the Repaid Closing Indebtedness following satisfaction of the terms contained in such payoff letters;

(iii) pay-off letters or final invoices, as applicable, delivered at least five (5) Business Days prior to the Closing Date, in respect of the Selling Expenses, which letters or final invoices, as the case may be, provide the dollar amount required to repay in full all such Selling Expenses;

(iv) a certificate of good standing dated not more than five (5) Business Days prior to the Closing Date from the Secretary of State where the Company is incorporated or organized and for each state in which it is qualified to do business as a foreign corporation;

(v) intentionally omitted;

(vi) a certificate from the Company dated as of the Closing Date which complies with the requirements of Treasury Regulation § 1.1445-5(b), certifying that the Company is not a U.S. real property holding corporation;

(vii) a counterpart to the E. 49th Street Lease Agreement, duly executed by ABCAW Associates, Ltd.;

(viii) a counterpart to the Mercantile Road Lease Agreement, duly executed by 23300 Mercantile Road Company;

(ix) a counterpart signature page to the Escrow Agreement, duly executed by Holdco and Sellers’ Representative;

(x) copies of resolutions of the board and shareholders of the Company, certified by the secretary of the Company as to the authorization of this Agreement and all of the transactions contemplated hereby;

(xi) evidence satisfactory to Buyer, in its sole and absolute discretion, of termination of all Contracts with the Company and its Affiliates (including the Sellers), together with releases executed by such Affiliates with whom the Company has terminated such Contracts providing that no further payments are due, or may become due, under or in respect of any such terminated Contracts and that in no event shall the Company pay any fee or otherwise incur any expense or financial exposure with respect to any such termination or release;

(xii) evidence satisfactory to Buyer that the Reorganization has been consummated;

(xiii) all instruments and documents necessary to release any and all Liens other than Permitted Liens, including authorizations to file all appropriate UCC financing statement amendments (termination statements);

(xiv) evidence satisfactory to Buyer, in its reasonable discretion, of all necessary consents with respect to the transactions contemplated herein, including, without limitation, any and all necessary written consents of third parties to Material Contracts;

(xv) an IRS Form W-9 duly executed by Holdco and each Seller;

(xvi) a copy of the Tail Policies (as defined below);

(xvii) a certificate of trust of each of the (A) J. Nook 1982 Trust, (B) J. Nook 2012 Trust, (C) M. Nook 2012 Trust (FBO J. Nook), (D) M. Nook 2012 Trust (FBO K. Slingsby), and (E) M. Nook 2012 Trust (FBO M. Nook) executed by a trustee of each trust listing the trustees of each trust authorized to execute this Agreement and the Seller Ancillary Agreements and the instruments of transfer on behalf of each trust and, certifying the authority of each such person to execute the agreements, documents, and instruments on behalf of each such trust in connection with the consummation of the transactions contemplated hereby;

(xviii) an estoppel certificate with respect to the Leased Real Property dated no more than ten (10) days prior to the Closing Date, from the other party to such Lease, in form and substance satisfactory to Buyer; and

(xix) such other documents as Buyer shall reasonably request.

Any agreement or document to be delivered to Buyer pursuant to this Section 6.1, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Buyer.

6.2 Conditions to Sellers’ and Holdco’s Obligation. The respective obligations of Sellers and Holdco to consummate the closing of the transactions contemplated in this Agreement are subject to the satisfaction or waiver (by Sellers’ Representative in writing), at or before the Closing, of the following conditions set forth in this Section 6.2:

(a) any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement and any extensions thereof (including, without limitation, any written notification to Buyer or the Company that an investigation of the transactions contemplated by this Agreement by any Governmental Authority remain open) shall have expired or been terminated, and all filings, authorizations and approvals and consents set forth in Section 6.1(a) of the Disclosure Letter shall have been made with or obtained from all applicable Governmental Authorities any applicable waiting periods thereunder (and any extensions thereof) shall have expired or been terminated;

(b) there shall be no Proceeding pending before any Governmental Authority that seeks to restrain, delay, prohibit, invalidate, set aside or impose any conditions upon the Closing, in whole or in part, and no Order with respect thereto shall be in effect;

(c) intentionally omitted;

(d) Buyer shall have delivered, or cause to have been delivered, (i) the Closing Cash Payment to the Sellers’ Account and (ii) the Adjustment Escrow Amount and the Indemnity Escrow Amount to the Escrow Agent, in each case in accordance with Section 2.3;

(e) Buyer shall have satisfied, or caused to have been satisfied, the Repaid Closing Indebtedness, the Transaction Bonuses and the Selling Expenses in accordance with Section 2.3; and

(f) Sellers’ Representative shall have received the following:

(i) a certificate of good standing dated not more than five (5) Business Days prior to the Closing Date from the Secretary of State where Buyer is incorporated;

(ii) intentionally omitted;

(iii) a counterpart to the Escrow Agreement, duly executed by Buyer and the Escrow Agent;

(iv) a counterpart to the E. 49th Street Lease Agreement, duly executed by the Company (such E. 49th Street Lease Agreement being executed on behalf of the Company by an officer thereof appointed by Buyer and appointed to serve in such capacity for the period beginning on the Closing Date); and

(v) a counterpart to the Mercantile Road Lease Agreement, duly executed by the Company (such Mercantile Road Lease Agreement being executed on behalf of the Company by an officer thereof appointed by Buyer and appointed to serve in such capacity for the period beginning on the Closing Date)

Any agreement or document to be delivered to Sellers’ Representative pursuant to this Section 6.2, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Sellers’ Representative.

ARTICLE 7
The Closing

The consummation of the transactions contemplated herein (the “Closing”) will take place on the date hereof and shall take place by email exchange of relevant signature pages, deliveries and other documents as described herein, unless Buyer and Sellers’ Representative otherwise mutually agree. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” The transfers and deliveries described in Article 6 shall be mutually interdependent and shall be regarded as occurring simultaneously, and, any other provision of this Agreement notwithstanding, no such transfer or delivery shall become effective or shall be deemed to have occurred until all of the other transfers and deliveries provided for in Article 6 shall also have occurred or been waived in writing by the party entitled to waive the same, it being understood that Sellers’ Representative shall have the authority to waive, on behalf of Holdco or any Seller, any delivery required at or before the Closing by Buyer hereunder. For purposes of allocation of expenses, adjustments, tax and other financial effects of the transactions contemplated hereby, the Closing shall be deemed to have occurred at 11:59 p.m. Eastern Standard Time on the Closing Date. For all other purposes, including passage of title and risk of loss, the effective time shall be at the Closing.

ARTICLE 8
Additional Covenants and Agreements

8.1 Intentionally omitted.

8.1.1 Intentionally omitted.

8.1.2 Intentionally omitted.

8.1.3 Intentionally omitted.

8.1.4 Satisfaction of Closing Conditions; HSR.

(a) Intentionally omitted.

(b) Buyer and the Company have filed, a Notification and Report Form and documentary materials in respect of the transactions contemplated by this Agreement with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (the “HSR Filing”). Fifty percent (50%) of the filing fees payable with respect to such filing (the “HSR Filing Fees”) were paid by Buyer and fifty percent (50%) of the HSR Filing Fees were paid by Sellers and Holdco. Buyer and the Company agree to promptly file any other reasonably report required by any other Governmental Authority relating to antitrust matters, and to promptly make any filings or submissions required under any applicable foreign antitrust or trade regulation Law. Each of the Company and Buyer shall promptly inform the other party of any material communication received by such party from any Governmental Authority in respect of the HSR Filing or any foreign antitrust or competition filing. Each of the Company and Buyer shall: (a) use its respective commercially reasonable efforts to comply as promptly as practicable with reasonably requests of any Governmental Authority for additional information and documents, including, without limitation, information or documents requested under the HSR Act or other applicable antitrust regulation; (b) not (i) extend any waiting period under the HSR Act or any applicable antitrust regulation or (ii) enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except, in each case, with the prior consent of the other; and (c) cooperate with the other and use commercially reasonable efforts to contest and resist any action, including legislative, administrative or judicial action, that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement; provided, however, that nothing in this Agreement shall be deemed to require Buyer to propose, negotiate or cooperate with the Company to effect prior to the Closing Date, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of itself or the Company (or otherwise take any action that limits the freedom of action with respect to, or its ability to retain, any of its businesses, product lines or assets or those of the Company) as may be required in order to avoid the entry of, or to effect the dissolution of, any Order (whether temporary, preliminary or permanent) which would otherwise have the effect of preventing or delaying the consummation of the transactions contemplated hereby.

8.1.5 Intentionally omitted.

8.1.6 Intentionally omitted.

8.2 Miscellaneous Covenants.

8.2.1 Post-Closing Publicity. Following the Closing, no party shall make any public disclosure or comment regarding the specific terms of this Agreement or the transactions contemplated herein without the prior approval of Buyer or Sellers’ Representative, as the case may be, which approval shall not be unreasonably withheld, except as may be required by Law or by any Governmental Authority or the rules or regulations of any securities exchange on which the securities of such party or direct or indirect parent company are listed or traded, in which case the party proposing to issue such press release or make such public statement shall use commercially reasonable efforts to consult in good faith with the other party before issuing such press release or making such public statement to attempt to agree upon mutually satisfactory text; provided, however, that each party shall nevertheless be entitled to disclose or comment to any Person that a transaction has been consummated. In addition, nothing herein shall preclude communications or disclosures necessary to implement the provisions of this Agreement, and Buyer, Sellers, Holdco, Sellers’ Representative and their respective Affiliates may make such disclosures as they may consider necessary in order to satisfy their legal or contractual obligations to their lenders, shareholders or investors without the prior written consent of Sellers, Holdco or Sellers’ Representative or Buyer, as the case may be.

8.2.2 Expenses. Buyer shall pay all fees and expenses incident to the transactions contemplated by this Agreement which are incurred by Buyer or its Representatives or are otherwise expressly allocated to Buyer hereunder, and Sellers, Holdco or the Company (with the Company only being obligated for payment of any expenses of Sellers, Holdco and the Company if such payment is made prior to the Closing or such expenses are accrued on the Final Adjustment Statement) shall pay all fees and expenses incident to the transactions contemplated by this Agreement which are incurred by Sellers, Holdco or the Company or their respective Representatives or are otherwise expressly allocated to Sellers hereunder. For the avoidance of doubt, (a) Buyer shall be responsible for and shall pay the full cost of the Representation and Warranty Policy and (b) Buyer on the one hand and the Sellers and Holdco on the other hand shall each be responsible for and pay fifty percent (50%) of the HSR Filing Fees.

8.2.3 No Assignments. No assignment or transfer (including by way of operation of law or a change in ownership of fifty percent (50%) or more of the voting power of Buyer) of all or any part of this Agreement or any right or obligation hereunder may be made by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment or transfer without such consent shall be void and of no force or effect; provided, that (a) Buyer may assign any of its rights or delegate any of its duties under this Agreement to any controlled Affiliate of Buyer; provided, further, that no such assignment shall relieve Buyer of its obligations hereunder and (b) Buyer may assign its rights, but not its obligations, under this Agreement to any of its financing sources.

8.2.4 Confidentiality Agreement. Notwithstanding the execution of this Agreement, the parties acknowledge that the confidentiality agreement relating to confidential information of the Company executed by Buyer and the Company, dated September 10, 2021 (the “Confidentiality Agreement”), remains in full force and effect pursuant to the terms thereof, except to the extent reasonably necessary for Buyer to enforce any of its rights under this Agreement, but shall terminate automatically, without action by any party thereto, at the Closing with respect to information relating solely to the business of the Company; provided, however, that Buyer acknowledges that its obligations of confidentiality and non-disclosure with respect to any and all other information provided to it by or on behalf of Sellers, concerning Sellers or any of their Affiliates (other than solely with respect to the business of the Company) shall continue to remain subject to the terms and conditions of the Confidentiality Agreement, any termination of the Confidentiality Agreement that has or would otherwise occur notwithstanding. Following the Closing, unless Buyer has otherwise consented in writing, Sellers and Holdco shall, and shall cause their Affiliates to, retain in confidence any information to the extent related to the business of the Company and shall not disclose such information to any other Person, or use such information in any way detrimental to Buyer or its Affiliates (including, after the Closing, the Company);

provided that the foregoing restrictions shall not apply to any information (i) that is or becomes generally available to the public other than as a result of disclosure in violation of this Section 8.2.4; or (ii) is required, upon the advice of counsel, to be disclosed by applicable Law or to a Governmental Authority or otherwise required or requested in connection with compliance with applicable Law. If Holdco, any Seller or any of their Representatives are requested or required to disclose any such information by judicial or administrative process or by other requirements of applicable Law, Holdco or such Seller will (to the extent reasonably possible and permissible under applicable Law) promptly notify Buyer and will cooperate, at Buyer’s sole expense, with Buyer to obtain a protective order or other appropriate remedy in respect of such information at issue. In the event such order or remedy cannot be obtained or Buyer waives compliance with the terms of this Section 8.2.4, Holdco or such Seller or its Affiliates may disclose only that portion of such information that such Person is advised by its outside counsel is legally required to be disclosed.

8.2.5 Retention of Records.

(a) Buyer agrees that it shall not, for a period of five (5) years after the Closing Date, destroy or cause or permit to be destroyed any material books or records without first obtaining the consent of Sellers’ Representative (or providing to Sellers’ Representative notice of such intent and a reasonable opportunity to copy such books or records, at Sellers’ expense, at least thirty (30) days prior to such destruction).

(b) Holdco and Sellers shall, and shall cause their Affiliates to, preserve and keep the records held by them relating to the Company for a period of seven (7) years from the Closing Date (or longer if required by applicable Law) and shall make such records and personnel available to Buyer as may be reasonably required by Buyer in connection with, among other things, any Tax filings of Buyer or its Affiliates, any insurance claims by, Proceedings or Tax audits against or governmental investigations of, in order to enable Buyer to comply with its obligations under this Agreement. In the event Holdco or Sellers wish to destroy such records after that time, Sellers’ Representative shall first give thirty (30) days prior written notice to Buyer and Buyer shall have the right at its option and expense, upon prior written notice given to Sellers’ Representative within such thirty (30) day period, to take possession of the records.

(c) On the Closing Date, unless prohibited by applicable Law, Holdco and Sellers shall deliver to Buyer or the Company all of the books, records, information and data, whether in hard-copy or electronic form, of the Company in their possession or control which are not located at the Company’s premises, including, without limitation, (i) the minute books and ownership records of the Company, (ii) tax, treasury, and accounting records, (iii) quality control, manufacturing, and facility-related records, (iv) legal files and records, including those related to litigation, intellectual property, contracts, and compliance with laws, (v) insurance records, (vi) personnel files (including all employee applications, evaluations and agreements), medical files (including employee safety/health, workers compensation and medical leave/Family Medical Leave Act files), immigration files (including all I-9s and supporting information) and employee benefits files (including enrollment forms, claims for benefits and benefit determinations, beneficiary designations, loan and distribution requests), and (vii) all other records that relate to the conduct of the business of the Company.

8.2.6 Continuation of Indemnification. Following the Closing, Buyer agrees to cause the Company to, in accordance with its Organizational Documents, indemnify and hold harmless each of the present and former directors, officers, managers, partners, employees and agents of the Company, in their capacities as such, from and against all damages, costs and expenses actually incurred or suffered in connection with any threatened or pending Proceeding at Law or in equity by any Person or any arbitration or administrative or other Proceeding relating to the business of the Company or the status of such individual as a director, officer, manager, partner, employee or agent prior to the Closing, to the fullest extent permitted by any applicable Law. Buyer agrees, for a period of six (6) years following the Closing Date, not to amend or modify the Organizational Documents of the Company with respect to any indemnification provision or provisions, including provisions respecting the advancement of expenses, in effect on the Closing Date for the benefit of the (current or former) directors, officers, managers, partners, employees and agents (except to the extent that such amendment preserves or broadens the indemnification or other rights theretofore available to such directors, officers, managers, partners, employees and agents). Prior to the Closing, the Company purchased and fully paid for “tail” policies (the “Tail Policies”), the cost of which were borne by Sellers and Holdco, with respect to the existing directors’ and officers’ liability, employment practices liability, and fiduciary liability insurance policies of the Company covering all current members of the board of directors, managers and officers of the Company for a period of six (6) years following the Closing Date and a cyber liability insurance policy of the Company for a period of three (3) years following the Closing Date. Buyer hereby covenants and agrees not to knowingly take or fail to take, and to take commercially reasonable steps to cause the Company not to take or fail to take, any action which could reasonably be expected to result in the termination, cancellation, rescission or other adverse consequence with respect to the coverage provided by such Tail Policies. Buyer further covenants and agrees to use, or cause the Company to use, reasonable commercial efforts to submit claims (or assist the officers and directors covered under such policy in submitting claims) and to take all other actions reasonably necessary to provide to the Company and the directors and officers thereof the full benefits to which they are entitled under such Tail Policies. This Section 8.2.6 shall continue for a period of six (6) years following the Closing and is intended to benefit each director, officer, manager, partner, agent or employee who has held such capacity on or prior to the Closing Date and is now or at any time during such six (6) year period entitled to indemnification or advancement of expenses pursuant to any provisions contained in the Organizational Documents as of the date hereof. In the event the Buyer, the Company or its successors and assigns (a) consolidates with or merges into any Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Buyer or the Company, as the case may be, shall assume all of the obligations set forth in this Section 8.2.6.

8.2.7 Sellers’ Representative.

(a) Sellers’ Representative is hereby designated by each Seller to serve as the representative of Sellers with respect to the matters expressly set forth in Section 8.2.7(b) and with respect to the matters otherwise set forth in this Agreement to be performed by Sellers’ Representative. Should the initial Sellers’ Representative resign or be unable to serve, Sellers currently holding more than fifty percent (50%) of the shares of capital stock in Holdco on a fully diluted basis shall be entitled to designate a single substitute agent to serve as the successor Sellers’

Representative, who shall be Sellers’ Representative for all purposes thereafter. The appointment of such successor, in either case, shall be effective on the date of Sellers’ Representative’s resignation or incapacity or, if later, the date on which such successor is appointed.

(b) Each Seller, by the execution of this Agreement, hereby irrevocably appoints Sellers’ Representative as the agent, proxy and attorney-in-fact for such Seller for all purposes of this Agreement, including the full power and authority on such Seller’s behalf: (i) to consummate the transactions contemplated herein and any post-Closing matters, including making decisions and taking any action with respect to the matters set forth in Section 2.4 Post-Closing Adjustment; (ii) to pay such Seller’s expenses incurred in connection with the negotiation and performance of this Agreement (whether incurred on or after the date of this Agreement); (iii) to disburse any funds received hereunder to such Seller and each other Seller; (iv) to endorse and deliver any certificates or instruments representing the Interests and execute such further instruments of assignment as Buyer shall reasonably request; (v) to make, execute and deliver on behalf of such Seller any amendment or waiver of, or in connection with, this Agreement and the other agreements or documents contemplated hereby as Sellers’ Representative, in its sole discretion, may deem necessary or desirable; (vi) to take all other actions to be taken by or on behalf of such Seller in connection herewith; (vii) to do each and every act and exercise any and all rights which such Seller(s) collectively are permitted or required to do or exercise under this Agreement; (viii) to prepare and distribute to each Seller any documentation necessary or desirable for the filing of income Tax Returns; and (ix) to make, execute, acknowledge and deliver this Agreement and all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, letters and other writings, and, in general, to do any and all things and to take any and all action that Sellers’ Representative, in his sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement and all other agreements and documents referred to herein or therein or executed in connection herewith and therewith, including, without limitation, retaining counsel, accountants and other agents, Representatives and experts, incurring fees and expenses, asserting or pursuing any claim against Buyer, the Company and/or any Seller, defending any claims by Buyer or third parties, consenting to, compromising or settling any such claims, conducting negotiations with Buyer, the Company and their respective Representatives regarding such claims, it being understood that Sellers’ Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions. Notwithstanding anything to the contrary herein, however, Sellers’ Representative shall not have the power to take any action or actions arising out of any alleged breach of any covenant or agreement contained herein by a particular Seller or group of Sellers without the express authorization of such Seller or group of Sellers, and Buyer hereby acknowledges such limitation. Each Seller agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of Sellers’ Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller. All decisions and actions by Sellers’ Representative (to the extent authorized by this Agreement) shall be binding upon all Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest same; provided, however, that Sellers’ Representative shall not take any such action where (i) any single Seller would be held solely liable for any actual losses, out-of-pocket costs or expenses, Liabilities or other damages (without such Seller’s consent) or (ii) such action materially and adversely affects the substantive rights or obligations of one Seller, or group of Sellers, without a similar proportionate effect upon the substantive rights or obligations of all Sellers, unless each such disproportionately affected Seller consents in writing thereto.

(c) Each Seller agrees that Buyer and the Company shall be entitled to rely on any action taken or omission to act by Sellers’ Representative, on behalf of such Seller, pursuant to Section 8.2.7(b) above (an “Authorized Action”), and that each Authorized Action shall be binding on each Seller as fully as if such Seller had taken such Authorized Action. Buyer agrees, for itself and the Company, that Sellers’ Representative, in its capacity as Sellers’ Representative, shall have no liability to Buyer or the Company for any Authorized Action, except to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted Fraud or willful misconduct. Each Seller hereby severally, for itself only and not jointly and severally, agrees to indemnify and hold harmless Sellers’ Representative against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Sellers’ Representative in connection with any Proceeding to which Sellers’ Representative is made a party by reason of the fact he is or was acting as Sellers’ Representative pursuant to the terms of this Agreement and any expenses incurred by Sellers’ Representative in connection with the performance of its duties hereunder.

(d) Sellers’ Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but shall be entitled to the payment by Sellers of all expenses incurred as Sellers’ Representative.

(e) Sellers’ Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller, except in respect of amounts received hereunder on behalf of such Seller. Sellers’ Representative shall not be liable to any Seller for any action taken or omitted by him or any agent employed by him hereunder or under any other document entered into in connection herewith, except that Sellers’ Representative shall not be relieved of any liability imposed by Law for willful misconduct. Sellers’ Representative shall not be liable to Sellers for any apportionment or distribution of payments made by Sellers’ Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Seller to whom payment was due, but not made, shall be to recover from other Sellers any payment in excess of the amount to which they are determined to have been entitled. Neither Sellers’ Representative nor any agent employed by him shall incur any liability to any Seller by virtue of the failure or refusal of Sellers’ Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder, except for actions or omissions constituting Fraud or bad faith.

(f) All of the indemnities, immunities and powers granted to Sellers’ Representative under this Agreement shall survive the Closing Date.

8.2.8 Further Assurances. From time to time after the Closing, at the request of any party hereto, each other party hereto shall execute and deliver such further certificates, instruments and other documents and take, or cause to be taken, such other action as such party may reasonably request to carry out the transactions contemplated hereby or as may be necessary, proper or advisable under applicable Law. Upon and after the Closing, Buyer hereby acknowledges and agrees that it shall not modify or cancel the Representation and Warranty Policy without the prior written consent of Sellers’ Representative, which may be withheld in his sole discretion. Except for Buyer’s cost to obtain the Representation and Warranty Policy, as set forth in Section 8.2.2, and Buyer’s portion of the HSR Filing Fees, in no event shall Buyer be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals required in order to consummate the transactions contemplated hereby.

8.3 Intentionally omitted.

8.4 Release.

8.4.1 Seller Release. Effective upon the Closing, each of Holdco and each Seller, on behalf of himself, herself or itself, and each of their respective successors, assigns and beneficiaries (each, a “Seller Releasor”), and in his, her or its capacity as a shareholder or employee of the Company, hereby completely releases, acquits and forever discharges, to the fullest extent permitted by Law, the Company and its current officers, directors, shareholder, partners, members, Affiliates (including, after the Closing, the Buyer) and employees (each, a “Company Releasee”) of, from and against any and all Proceedings, actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, fixed or contingent, known or unknown, liquidated or unliquidated, suspected or unsuspected, at Law or in equity (the “Seller-Released Claims”), which such Seller Releasor ever had, now has or may hereafter have, or which such Company Releasee at any time previously had, or claimed to have had, arising out of, based upon, on or by reason of any matter, cause or thing whatsoever, arising from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed or was taken or permitted, at or prior to the Closing Date; provided, however, that this release does not extend to any claim (a) for accrued benefits under employee benefit plans to which such Seller or Holdco may be entitled or for any unpaid salary, expense reimbursement or any similar employee-related benefits for the period ending on or prior to the Closing Date (other than rights with respect to Transaction Bonuses contemplated to be made on or before Closing), (b) arising under or pursuant to any employment-related agreement entered into between the Company and such Seller, (c) to enforce such Seller’s rights under this Agreement, any Seller Ancillary Agreement, any Holdco Ancillary Agreement or any Company Ancillary Agreement and nothing in this Agreement, including but not limited to this Section 8.4.1, shall be construed to extend to, include, restrict or limit in any way, and each Seller hereby reserves such Seller’s rights to pursue, any and all claims, actions or rights that such Seller may now or in the future have under this Agreement, any Seller Ancillary Agreement, any Holdco Ancillary Agreement or any Company Ancillary Agreement, (d) for any breach by a Company Releasee of any obligations of confidentiality with respect to any proprietary processes or other proprietary information of the Company, however and whenever arising, (e) Fraud of any Company Releasee, or (f) any transaction from which a Company Releasee derived an improper personal benefit. Each of Holdco and each Seller agrees not to, and agrees to cause his, her or its respective Affiliates, and each of their respective successors and assigns, not to, assert any Seller-Released Claims against any Company Releasee.

8.4.2 Buyer Release. Effective upon the Closing, Buyer, on behalf of itself and the Company and its shareholders, directors, employees, successors and assigns (each, a “Buyer Releasor”), hereby completely releases, acquits and forever discharges, to the fullest extent permitted by Law, Holdco, Sellers and, to the extent applicable, their respective Affiliates, agents, attorneys, successors and assigns in his, her or its capacity as a shareholder or employee of the

Company (each, a “Seller Releasee”), of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, fixed or contingent, known or unknown, liquidated or unliquidated, suspected or unsuspected, at Law or in equity (the “Buyer-Released Claims”) which such Buyer Releasor ever had, now has or may have, or which such Buyer Releasor at any time previously had, or claimed to have had, on or by reason of any matter, cause or thing whatsoever arising from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed or was taken or permitted, at or prior to the Closing Date; provided, however, that this release does not extend to any claim (a) to enforce Buyer’s rights under this Agreement, any Seller Ancillary Agreement, any Holdco Ancillary Agreement or any Company Ancillary Agreement and nothing in this Agreement, including but not limited to this Section 8.4.2, shall be construed to extend to, include, restrict or limit in any way, and Buyer hereby reserves Buyer’s rights to pursue, any and all claims, actions or rights that Buyer or its Affiliates may now or in the future have under this Agreement, any Seller Ancillary Agreement, any Holdco Ancillary Agreement or any Company Ancillary Agreement, (b) for any breach by a Sellers of any obligations of confidentiality with respect to any proprietary processes or other proprietary information of the Company, however and whenever arising, (c) Fraud of any Seller, or (d) any transaction from which a Seller or Holdco derived an improper personal benefit. Buyer agrees not to, and agrees to cause its Affiliates, and each of their respective successors and assigns, not to, assert any Buyer-Released Claims against any Seller Releasee.

8.5 Employee and Employee Benefit Matters.

8.5.1 Credit. On and after the Closing Date, Buyer shall give each employee of the Company (the “Transferred Employees”) full credit for purposes of eligibility to participate and vesting under any employee benefit plans or arrangements maintained by Buyer and its Affiliates made available to the Transferred Employees and for all purposes under any severance plan, paid-time-off or vacation pay plan maintained by Buyer and its Affiliates and made available to the Transferred Employees, for the Transferred Employees’ service to the Company to the same extent such service is recognized by the comparable employee benefit plan or arrangements maintained by said Transferred Employee’s employer immediately prior to the Closing Date. Except as set forth on Schedule 8.5, Buyer shall not assume any Plan or any Liabilities under any Plan.

8.5.2 Administration. Following the date of this Agreement, the parties hereto shall cooperate in all matters reasonably necessary to affect the transactions contemplated by this Section 8.5.

8.5.3 No Amendment of Buyer Employee Benefit Plans. Notwithstanding anything in this Section 8.5 to the contrary, nothing contained herein, whether express or implied, shall be treated as an amendment to or other modification of any employee benefit plan maintained by Buyer or any of its Affiliates, or shall limit the right of Buyer to amend, terminate or otherwise modify any employee benefit plan maintained by Buyer or any of its Affiliates following the Closing Date. If (a) a Person other than the Buyer, on the one hand, or the Company, on the other hand, makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any employee benefit plan maintained by Buyer or any of its Affiliates and (b) such provision is deemed to be an amendment to such employee benefit plan maintained by Buyer or any of its Affiliates even though not explicitly designated as such in this Agreement, then, solely with respect to the employee benefit plan maintained by Buyer or any of its Affiliates at issue, such provision shall lapse retroactively and shall have no amendatory effect with respect thereto.

8.5.4 No Guarantee of Employment or Changes to Plans. Nothing contained in this Section 8.5 shall (i) guarantee employment for any period of time or preclude the ability of Buyer or the Company to terminate the employment of any Transferred Employee at any time and for any reason, (ii) require Buyer or the Company to continue any specific employee plans, or (iii) amend any Plan or other employee benefit plans or arrangements.

8.5.5 No Third-Party Beneficiaries. The parties hereto acknowledge and agree that all provisions contained in this Section 8.5 are included for the sole benefit of the Buyer, on the one hand, and the Company, on the other hand, and that nothing in this Agreement, whether express or implied, shall create any third-party beneficiary or other rights (a) in any other Person, including any employee or former employee of the Company, any participant in any employee benefit plan maintained by Buyer or any of its Affiliates or any dependent or beneficiary thereof or (b) to continued employment with Buyer or any of its Affiliates.

8.5.6 Transfer and Withdrawal from 401(k) Plan. The Company shall transfer sponsorship of and withdraw as a participating employer in the Nook Industries, Inc. Employee’s Profit Sharing Plan and Trust and any other Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the “401(k) Plans”) effective as of the Closing Date. At least one day prior to Closing, the Company shall have provided to Buyer, (i) executed resolutions authorizing such transfer and withdrawal, and (ii) a copy of an amendment to each 401(k) Plan sufficient to evidence such transfer and withdrawal.

8.6 Use of Name. Holdco and the Sellers acknowledge that from and after the Closing, the name “Nook Industries, Inc.” and all similar or related names, marks (including the Company’s “Nook” mark) and logos used by the Company in the operation of its business shall be owned by Buyer, that none of Holdco, any Seller or any of Holdco’s or such Seller’s Affiliates shall have any rights in the name “Nook Industries, Inc.” and all similar or related names, marks and logos used by the Company in the operation of its business, and that none of Holdco, any Seller or any of Holdco’s or such Seller’s Affiliates will contest the ownership or validity of any rights of Buyer in or to such names, marks (including the Company’s “Nook” mark) and logos. For the avoidance of doubt, this Section 8.6 shall not prevent or prohibit the use by any Seller, Holdco or any Affiliate of the foregoing of the “Nook” name where such use of the “Nook” name will not create a reasonable likelihood of confusion with the use of the “Nook” name by the Buyer, Buyer’s Affiliates or successors in interest. For example, no Seller shall use the “Nook” name in any products or product lines in the power transmission motion control market.

8.7 Copy of the Virtual Data Room and Electronic Files. On the Closing Date, Sellers’ Representative shall deliver to Buyer on one or more USB electronic storage devices, a complete and accurate (as of the date of delivery) electronic copy of its virtual data room (“VDR”) hosted by Dealroom with respect to the transactions contemplated by this Agreement. Sellers’ Representative shall cause Dealroom to continue to provide Buyer and its Representatives with access thereto until the Closing. None of the Company, Holdco or any Seller makes any representation or warranty of any kind, express or implied, regarding the validity, accuracy or completeness of any information in such VDR or the electronic copy of such VDR except as expressly set forth in this Agreement or any other Seller Ancillary Agreement, any Holdco Ancillary Agreement or any Company Ancillary Agreement; provided, however, to the extent this Agreement or the Disclosure Letter or any other Seller Ancillary Agreement, any Holdco Ancillary Agreement or any Company Ancillary Agreement makes reference to an item that was made available to Buyer in the VDR, Buyer shall be entitled to rely on the copy therein as a materially true, accurate and complete copy thereof.

8.8 Non-Competition; Non-Solicitation.

8.8.1 For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), except as set forth on Section 8.8 of the Disclosure Letter, neither any Seller nor Holdco shall, and no Seller nor Holdco shall permit any of its Affiliates to, directly or indirectly (i) own, manage, operate, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise), control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in a Competitive Business Activity (as defined below) anywhere in the Restricted Territory (as defined below), or (ii) cause, induce or encourage any actual or prospective client, customer, supplier or licensor of the Company, Buyer or any of their Affiliates (including any existing or former customer of the Company and any Person that becomes a client or customer of the business of the Company after the Closing) or any other Person who has a material business relationship with the Company, Buyer or any of their Affiliates, to terminate or modify any such actual relationship or prospective relationship or solicit, divert, or appropriate, or attempt to solicit, divert, or appropriate, to any business in the Restricted Territory that engages in any Competitive Business Activity. The term “Competitive Business Activity” shall mean (A) developing, manufacturing, marketing, selling, distributing, or representing products and product lines of the business of the Company being sold or developed by the Company as of the Closing Date (“Competitive Products”); (B) managing, directing or consulting with individuals or entities that produce, market, sell, distribute, or represent Competitive Products; (C) acquiring or having an ownership interest (or other form of compensation that is similar to having an ownership interest, including, without limitation, phantom stock, stock appreciation rights, warrants, and options) in any entity which produces, markets, sells, distributes, or represents Competitive Products, except for ownership of five percent (5%) or less of any entity whose securities have been registered under the Securities Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934, as amended; or (D) participating in the financing, operation, management or control of any Person or business that produces, markets, sells, distributes, or represents Competitive Products. The term “Restricted Territory” shall mean each and every state, province, city or other political subdivision in the United States or any other country, including those in which the Company is currently engaged in business or otherwise distributes or sells their products and all other nations and political subdivisions thereof in which the Company currently operates its businesses or into which the Company has active plans to expand its business.

8.8.2 For a period of three (3) years commencing on the Closing Date, neither any Seller nor Holdco shall, and neither any Seller nor Holdco shall permit any of its Affiliates to, directly or indirectly (except on behalf of the Company, Buyer, or their Affiliates), hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 8.8 shall prevent any Seller or any of his, her or its Affiliate from hiring (i) any employee whose employment has been terminated by the Company or Buyer or (ii) after six (6) months from the date of termination of employment, any employee whose employment with the Company or Buyer has been terminated by the employee.

8.8.3 Each of Holdco and each Seller agrees that during the Restricted Period, Holdco and such Seller will not, and will cause their Affiliates to not, on such Holdco’s or Seller’s behalf, or in the service or on the behalf of others, disparage the Company, Buyer or the business of the Company, or any of their respective directors, managers, officers, employees, agents or members.

8.8.4 Each of Holdco and each Seller acknowledges that a breach or threatened breach of this Section 8.8 by Holdco or such Seller will cause irreparable harm to Buyer, for which monetary damages will not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Holdco or such Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach by Holdco or such Seller, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

8.8.5 Each of Holdco and each Seller acknowledges that the restrictions contained in this Section 8.8 constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 8.8 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 8.8 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction. In addition, in the event of a breach or violation of any covenant or agreement set forth in this Section 8.8, the Restricted Period shall be tolled until such breach or violation has been duly cured.

8.9 Representation and Warranty Policy. Prior to or concurrently with the execution of this Agreement, Buyer shall cause to be bound the Representation and Warranty Policy. The premium of the Representation and Warranty Policy shall be borne by Buyer in accordance with the terms of the Representation and Warranty Policy. Prior to the Closing, Sellers’ Representative and the Company shall reasonably assist Buyer and cause their Affiliates to reasonably assist Buyer, including making available due diligence material reasonably requested by Buyer to obtain the Representations and Warranties Policy. The Representation and Warranty Policy shall include a provision whereby the insurer expressly waives, and irrevocably agrees not to pursue, directly or indirectly, any subrogation rights against Holdco, Sellers or any of its Affiliates, or any former shareholders, managers, members, directors, officers and employees of any of the foregoing with respect to any claim made by any insured thereunder, which waiver Holdco or Sellers may enforce directly against the insurer of the Representation and Warranty Policy, other than in the event of Fraud on the part of Holdco or such Seller in respect of any of the representations and warranties covered by the Representation and Warranty Policy. Sellers’ Representative shall use commercially reasonable efforts to assist and cooperate with Buyer in connection with any claim by Buyer under, or recovery by Buyer with respect to, the Representations and Warranties Policy.

8.10 Payments Received. Holdco, Sellers and Buyer agree that, after the Closing Date, they shall hold and shall promptly transfer and deliver to the other party, from time to time as and when received by it and in the currency received, any cash, checks with appropriate endorsements (using commercially reasonable efforts not to convert such checks into cash) or other property that they may receive after the Closing Date which belongs to the other party, including any payments of accounts receivable and insurance proceeds, and shall account to the other party for all such receipts. In the event of a dispute between the parties regarding any party’s obligations under this Section 8.10, the parties shall cooperate and act in good faith to promptly resolve such dispute and, in connection with such cooperation, allow each other reasonable access to the records of the other relating to such disputed item.

8.11 Excluded Assets and Liabilities. One (1) Business Day prior to the Closing Date, Sellers and Holdco shall take such actions as are necessary or appropriate to cause the Company to transfer to Sellers, Holdco or an Affiliate thereof the assets, properties and Liabilities set forth on Section 8.12 of the Disclosure Letter (such assets, properties and Liabilities, the “Excluded Assets and Liabilities”). Buyer shall reasonably cooperate with Sellers and Holdco in connection with the transfer of the Excluded Assets and Liabilities, and the parties shall execute and cause to be delivered such instruments and other documents, and take such other actions, reasonably related thereto. Any and all Liabilities for Excluded Assets and Liabilities shall be and remain the sole obligation of Sellers or Holdco, as applicable.

8.12 Insurance. With respect to events or circumstances relating to the Company that occurred or existed prior to the Closing Date and that remain covered by occurrence-based third party liability insurance policies, Buyer and Sellers agree that any claims under such policies will be administered in all material respects in accordance with the terms of such policies. Buyer may request Joseph H. Nook, III and/or Holdco use commercially reasonable efforts to assist Buyer in making claims under such policies, subject to the terms and conditions of such policies; provided that Buyer (i) shall promptly give Joseph H. Nook, III or Holdco, as the case may be, notice in writing of any events or circumstances in respect of which Buyer is making a claim pursuant to this Section 8.12, and (ii) shall be liable for all uninsured or uncovered amounts for such claims (including any applicable deductibles that are not covered by any insurance policies). To the extent that after the Closing Buyer requires any information regarding claims data, payroll or other information in order to make filings with insurance carriers or regulators from Joseph H. Nook, III or Holdco, Joseph H. Nook, III and/or Holdco, as the case may be, shall use commercially reasonable efforts to promptly supply such information.

ARTICLE 9
Tax Matters

9.1 Apportionment of Taxes. All Taxes of the Company for a Straddle Period shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period as follows: (a) in the case of Taxes that are either (i) based upon or measured by reference to income, receipts, profits, capital or net worth (including sales and use Taxes), (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible, other than as provided for in Section 9.5) or (iii) required to be withheld, such Taxes allocated to the Pre-Closing Tax Period shall be deemed equal to the amount which would be payable if the Tax year ended at the end of the day on the Closing Date; and (b) in the case of Taxes imposed on a periodic basis with respect to the Company other than those described in subsection (a) of this Section 9.1, such Taxes allocated to the Pre-Closing Tax Period shall be deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

9.2 Tax Returns; Refunds.

9.2.1 Tax Returns. Except as otherwise provided in this Section 9.2.1, Buyer shall cause the Company to prepare all Tax Returns of the Company for any Pre-Closing Tax Period or any Straddle Period that are due after the Closing Date (collectively, “Pre-Closing Tax Returns”) and shall cause the Company to provide to Sellers’ Representative drafts of such Pre-Closing Tax Returns for review and comment at least thirty (30) days prior to the due date for the filing of each such Pre-Closing Tax Return, including extensions or such shorter period as is necessary to allow for the timely filing of such Pre-Closing Tax Return. Not later than ten (10) days after the Company has provided such Pre-Closing Tax Return, Sellers’ Representative shall notify the Company of the existence of any objection in writing, specifying in reasonable detail the nature and basis of such objection that Sellers’ Representative may have to any item set forth on such draft Pre-Closing Tax Return. Buyer (on behalf of itself and the Company) and Sellers’ Representative agree to consult and resolve in good faith any such objection. If such objection cannot be resolved within five (5) days after delivery of such notice, the parties shall submit such dispute for resolution to the Independent Accountants pursuant to the procedures set forth in Section 2.4.3. Except as otherwise required by Law, all Pre-Closing Tax Returns shall be prepared consistent with past practices and, for the avoidance of doubt, will provide for a refund, in cash, whenever possible for the overpayment of Taxes or otherwise, rather than a credit for Taxes due for any Post-Closing Tax Period. Subject to Section 10.2(b)(iii), Sellers and Holdco, on a joint and several basis, shall pay to Buyer, within fifteen (15) Business Days of Buyer’s request, any and all Taxes due with respect to such Pre-Closing Tax Returns related to Pre-Closing Tax Periods, except to the extent such Taxes are specifically reflected on the Final Adjustment Statement. Notwithstanding the foregoing, Sellers’ Representative shall prepare and file all Pre-Closing Tax Returns of the Company that are income Tax Returns that allocate income or Taxes to the Sellers or Holdco and do not reflect or concern Taxes that are imposed on the Company itself (including, but not limited to, IRS Forms 1120-S and similar state and local income Tax Returns) and pay any income Taxes due and owing with respect thereto. Except as otherwise required by applicable Law, such Tax Returns prepared consistent with past practices. Sellers’ Representative shall provide to Buyer drafts of such Tax Returns for review and comment at least thirty (30) days prior to the due date for the filing of each such Tax Return, including extensions. Not later than ten (10) days after Sellers’ Representative has provided such Pre-Closing Tax Return, Buyer shall notify Sellers’ Representative of the existence of any objection in writing, specifying in reasonable detail the nature and basis of such objection that Buyer may have to any item set forth on such draft Tax Return. Buyer (on behalf of itself and the Company) and Sellers’ Representative agree to consult and resolve in good faith any such objection. If such objection cannot be resolved within five (5) days after delivery of such notice, the parties shall submit such dispute for resolution to the Independent Accountants pursuant to the procedures set forth in Section 2.4.3.

9.2.2 Post-Closing Actions. None of Buyer, the Company or any Affiliate thereof shall (a) make any election with respect to any Pre-Closing Tax Period, or (b) file any amended Tax Return with respect to any Pre-Closing Tax Period, if in any such case such action would have the effect of increasing Sellers’ or Holdco’s liability for any Taxes, reducing any Tax benefit of Sellers or Holdco or increasing the obligations set forth in this Article 9, in each case without the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

9.2.3 Tax Elections. Sellers, Holdco and Buyer agree with respect to filing of Tax Returns (in each case to the extent applicable): (a) to treat any income Tax deductions permitted under applicable Law resulting from the payment of any Selling Expenses and any Transaction Bonuses, and the payment of Repaid Closing Indebtedness (including any deductions for financing fees) as occurring on the Closing Date; (b) to make (and cause the Company to make) the election under Revenue Procedure 2011-29 to apply the seventy percent (70%) safe-harbor to any “success based fee” as defined in Treasury Regulation Section 1.263(a)-5(f), including the investment banking fees paid to KeyBanc Capital Markets; and (c) to not make (nor allow the Company to make) an election under Section 172(b)(3) of the Code.

9.2.4 Intended Tax Treatment; Allocation. Sellers, Holdco, the Company and Buyer intend that following the completion of the Reorganization, and at the time of Closing, (i) the Company will be a single-member limited liability company that is wholly owned by Holdco, (ii) the Company will be disregarded as an entity separate from Holdco for U.S. federal income Tax purposes and applicable state income Tax purposes, (iii) the purchase by Buyer of the Interests will be treated for U.S. federal income Tax purposes and applicable state income Tax purposes as a sale by Holdco to Buyer, and a purchase by Buyer from Holdco, of the Company’s assets in exchange for the consideration paid by Buyer to Holdco under this Agreement and (iv) the Reorganization is intended to qualify as a reorganization under Section 368(a)(1)(F) of the Code as described in IRS Revenue Ruling 2008-18 (collectively, the “Intended Tax Treatment”). None of Sellers, Holdco, the Company or Buyer shall take any actions or positions, for U.S. federal or applicable state income Tax purposes, that are inconsistent with the Intended Tax Treatment unless required by Applicable Law. The consideration paid for the Interests hereunder and the liabilities (to the extent included in amount realized for federal income Tax purposes) of the Company shall be allocated among the assets of the Company in accordance with the allocation schedule attached hereto as Schedule 9.2.4 (the “Allocation Schedule”). Buyer, Sellers and each of their respective Affiliates shall file all Tax Returns (including IRS Form 8594) in a manner consistent with such Allocation Schedule, and none of the parties will voluntarily take any position inconsistent with the Allocation Schedule in any inquiry, assessment, action, proceeding, audit or other similar event relating to Taxes. A party may change such allocations only as may be required by a final determination as defined in Section 1313 of the Code.

9.2.5 Refunds. If the Company receives a Tax refund, applies a credit against Taxes, or is able to utilize a credit carryforward, which refund, credit or credit carryforward arises from or is attributable to a Pre-Closing Tax Period, such refund or the amount of such credit or credit carryforward shall be paid (net of any reasonable out-of-pocket costs or additional Taxes incurred in connection therewith) to Sellers’ Representative; provided, however, that Sellers shall not be entitled to any such payment (a) to the extent taken into account in the Final Adjustment Statement or (b) attributable to any carryback of an item from a Post-Closing Tax Period. To the extent permitted by applicable Law, Buyer shall request a refund (rather than a credit in lieu of refund) with respect to all Pre-Closing Tax Periods. To the extent any such refund or credit that results in a payment to Sellers’ Representative under this Section 9.2.5 is subsequently disallowed, Sellers’ Representative shall repay such amount to Buyer (or its designee) within ten (10) Business Days after receipt of a written request therefor together with any interest, penalties, or other additional amounts properly imposed by any applicable Taxing Authority.

9.3 Controversies. Buyer shall cause the Company to notify Sellers’ Representative in writing within ten (10) days of the receipt by Buyer or the Company of any notice of any inquiries, assessments, Proceedings or similar events received from any Taxing Authority with respect to Taxes of the Company for a Pre-Closing Tax Period which Sellers or Holdco may be responsible for payment, directly or indirectly (any such inquiry, assessment, Proceeding, litigation, audit or similar event, a “Tax Matter”). Sellers’ Representative may, at his own expense, participate in and, upon written notice to Buyer, assume the defense of any such Tax Matter. If Sellers’ Representative assumes such defense, Sellers’ Representative shall have the authority, with respect to a Tax Matter related solely to any taxable period ending on or before the Closing Date (a “Seller Tax Contest”), to represent the interests of the Company before the relevant Taxing Authority and have the right to control the defense, compromise or other resolution of such Tax Matter subject to the limitations contained herein, including responding to inquiries, and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Seller Tax Matter. Buyer shall have the right (but not the duty) to participate in the defense of such Seller Tax Matter that Sellers’ Representative is defending and to employ counsel, at its own expense, separate from the counsel employed by Sellers’ Representative. Sellers’ Representative shall not enter into any settlement of, or otherwise compromise, any such Seller Tax Matter to the extent the resolution of such Seller Tax Matter could reasonably be expected to adversely affect the Tax liability of Buyer, the Company or any Affiliate of the foregoing for a Post-Closing Tax Period without the prior written consent of Buyer. Sellers’ Representative shall keep Buyer informed with respect to the commencement, status, and nature of any such Seller Tax Matter, and will, in good faith, allow Buyer to consult with him regarding the conduct of or positions taken in any such Proceeding. With respect to all other Tax Matters or if Sellers’ Representative does not assume the defense of a Seller Tax Matter, Buyer shall keep Sellers’ Representative informed of the progress of such Tax Matter from time to time and shall consult with Sellers’ Representative with respect to such Tax Matter. Sellers’ Representative shall have the right (but not the duty) to participate in the defense of such Tax Matter that Buyer or the Company is defending and to employ counsel, at his own expense, separate from counsel employed by Buyer or the Company. Neither Buyer nor the Company shall have the right to settle (or to consent to the settlement or compromise of) such Tax Matter without the prior written consent of Sellers’ Representative if such settlement or compromise would cause Sellers or Holdco to be liable for actual payment of any part of the settlement amount to be paid with respect to such Tax Matter or increase Sellers’ or Holdco’s liability for Taxes under this Article 9. In the event of any conflict between this Section 9.3 and Section 10.4, this Section 9.3 shall control

9.4 Cooperation. In connection with the preparation of Tax Returns, audit examinations and any administrative or judicial Proceedings relating to the Tax Liabilities imposed on the Company for all Pre-Closing Tax periods, the parties shall cooperate fully with each other, including, without limitation, the furnishing or making available during normal business hours of records, information, personnel (as reasonably required), books of account or other materials reasonably relevant or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes. Each party agrees to retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period until the expiration of the applicable statute of limitations and any extension thereof for the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority. Buyer and Sellers’ Representative shall, upon request, use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

9.5 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest), and all conveyance fees, recording charges and other such charges, in each case incurred in connection with this Agreement (“Transfer Taxes”) shall be borne one half by the Sellers and Holdco and one half by the Buyer. The Person or Persons (or in the case of Sellers, Sellers’ Representative) required by Law to file a Tax Return and other documentation with respect to such Transfer Taxes shall do so in the time and manner prescribed by Law, and the non-filing Person or Persons (or in the case of Sellers, Sellers’ Representative) shall (i) cooperate with the filing Person or Persons in the preparation, execution and filing of all Tax Returns and other documentation regarding any Transfer Taxes, including by promptly supplying any information in its possession that is reasonably necessary to complete such Tax Returns, and (ii) promptly reimburse the filing party for its share of any Transfer Taxes upon receipt of evidence reasonably satisfactory to the non-filing party of the amount of such Transfer Taxes.

9.6 Successors. For purposes of this Article 9, references to the Company, Sellers, Holdco, or Buyer shall include successor entities.

ARTICLE 10
Survival of Representations, Warranties and Covenants

10.1 Survival of Representations, Warranties and Covenants. The representations, warranties, and pre-Closing covenants contained in this Agreement or in any other Seller Ancillary Agreement, Holdco Ancillary Agreement or Company Ancillary Agreement will not survive beyond the Closing, such that no claim for breach of any such representation, warranty, or pre-Closing covenant may be brought after the Closing with respect thereto against any Seller, Holdco, the Sellers’ Representative or the Company or any Affiliate of any of the foregoing, and there will be no liability in respect thereof, whether such liability has accrued prior to or after the Closing, on the part of any Seller, Holdco, the Sellers’ Representative or the Company or any Affiliate of any of the foregoing; provided, however, that nothing shall limit the ability of the parties to bring a cause of action for Fraud. This Section 10.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Closing or the bringing of any cause of action claiming, based upon or arising out of any breach thereof. Notwithstanding anything to the contrary in this Agreement, the survival periods set forth in this Section 10.1 shall not affect or otherwise limit any claim made or available under the Representation and Warranty Policy.

10.2 Indemnification by Sellers and Holdco.

(a) Subject to the provisions of this Article 10, effective as of and after the Closing, Holdco and the Sellers shall, jointly and severally, indemnify, defend, reimburse, and hold harmless Buyer and its Affiliates (collectively, the “Buyer Indemnified Parties”), from and against any and all Losses actually incurred by any of the Buyer Indemnified Parties whether or not arising out of a Third-Party Claim (as defined below), to the extent arising out of or resulting from (i) any breach of any post-Closing covenant or agreement of the Company, Holdco or Sellers contained in this Agreement that survives the Closing, for the period it survives, (ii) any Pre-Closing Taxes; (iii) Seller’s or Holdco’s noncompliance with any applicable bulk sales or similar Law, (iv) Fraud, (v) any Excluded Assets and Liabilities, and (vi) any of the matters set forth on Schedule 10.2(a)(vi).

(b) Notwithstanding any other provision to the contrary:

(i) Sellers shall not be required to indemnify, defend or hold harmless any Buyer Indemnified Party against, or reimburse any Buyer Indemnified Party for, any Losses to the extent such Losses are reflected, recorded or included in Closing Working Capital on the Closing Certificate;

(ii) any indemnification owing pursuant to Section 10.2(a)(ii), with respect to breaches of Seller Fundamental Representations, regardless of which Sellers made such representations and warranties, and/or as a result of any matters set forth on Schedule 10.2(a)(vi) shall be paid as follows: (A) first, from the Indemnification Escrow Amount, until such time as the retention under the Representation and Warranty Policy has been satisfied (to the extent applicable); (B) second, from the Representation and Warranty Policy to the extent applicable and to the extent of the coverage limits under the Representation and Warranty Policy; (C) third, from the Indemnity Escrow Amount, and (D) fourth, from Sellers, jointly and severally, and/or Holdco;

(iii) notwithstanding any other provisions in this Agreement, to the extent any Buyer Indemnified Party suffers any Losses as a result of Fraud, the Sellers, jointly and severally, and Holdco will be liable for such Losses, which shall be paid as follows: (A) first, from the Indemnification Escrow Amount, and (B) second, at the Buyer Indemnified Party’s option from, (1) any insurance coverage(s) available with respect to such claim, including but not limited to the Representation and Warranty Policy, to the extent applicable and to the extent of the coverage limits available to satisfy such claim, and/or from Sellers, jointly and severally, and/or Holdco, and/or (2) Sellers, jointly and severally, and/or Holdco; and

(iv) any indemnification owing pursuant to Section 10.2(a)(i) (excluding Section 8.8 (Non-Competition; Non-Solicitation)), Section 10.2(a)(iii) or Section 10.2(a)(v) shall be paid as follows: (A) first, from the Indemnification Escrow Amount, and (B) by the Sellers, jointly and severally, and/or Holdco; and

(v) any indemnification owing pursuant to Section 10.2(a)(i), solely with respect to Section 8.8 (Non-Competition; Non-Solicitation), shall be paid solely by the Seller or Sellers in breach thereof.

10.3 Indemnification by Buyer. Subject to the provisions of this Article 10, effective at and after the Closing, Buyer shall indemnify, defend and hold harmless Sellers, Holdco and their Affiliates (collectively, the “Seller Indemnified Parties”), from and against any and all Losses actually incurred by any of the Seller Indemnified Parties to the extent arising out of or resulting from any breach of any post-Closing covenant or agreement of Buyer contained in this Agreement that survives the Closing, for the period it survives.

10.4 Procedures.

(a) Third-Party Claims. A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim or demand that the Indemnified Party has determined has given or would reasonably be expected to give rise to such right of indemnification (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third-Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand, as well as the applicable Losses; provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article 10, except to the extent the Indemnifying Party is prejudiced by such failure, it being agreed that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 10.1 for such representation, warranty, covenant or agreement. The Indemnifying Party shall respond promptly to any claim for indemnification by the Indemnified Party, and, in the event of any dispute in respect of a claim for indemnification, the Indemnifying Party and the Indemnified Party shall negotiate in good faith to resolve such dispute for at least twenty (20) Business Days after notice of such claim and, if not resolved through negotiations, either the Indemnifying Party or the Indemnified Party may exercise any and all remedies set forth in this Agreement; provided that nothing herein shall preclude any party from seeking performance or other equitable relief at any time. Notwithstanding anything to the contrary in this Section 10.4(a), the control of the defense of any claim for which Buyer Indemnified Parties may seek recovery under the Representation and Warranty Policy shall be subject to the provisions thereof.

(b) Upon receipt of a notice of a Third-Party Claim for indemnity from an Indemnified Party pursuant to Section 10.2(a) or Section 10.3:

(i) The Indemnifying Party will be entitled, by notice to the Indemnified Party delivered within ten (10) Business Days of the receipt of notice of such Third-Party Claim, to assume the defense and control of such Third-Party Claim (at the expense of such Indemnifying

Party); unless (A) the assumption of the defense by the Indemnifying Party is reasonably likely to cause a Buyer Indemnified Party to lose coverage under the Representation and Warranty Policy; (B) a Buyer Indemnified Party or the insurer is required to assume the defense of such Third-Party Claim pursuant to the Representation and Warranty Policy; or (C) the insurer under the Representation and Warranty Policy and Buyer have confirmed in writing that the applicable Losses will be fully covered other than by Seller. Notwithstanding an election to assume the defense of such Third-Party Claim, the Indemnified Party shall have the right to employ one separate co-counsel and to participate in the defense as counsel of record, if applicable, in such Proceeding, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if (I) there exists a conflict of interest, as advised by outside counsel for the Indemnified Party, between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third-Party Claim, that would make representation by the same counsel or the counsel selected by the Indemnifying Party inappropriate; (II) such Third-Party Claim seeks an injunction or other equitable relief against the Indemnified Party; or (III) such Third-Party Claim is related to or otherwise arises in connection with any criminal or regulatory enforcement Proceeding. In any other event not set forth in the preceding sentence, in the circumstances where the Indemnifying Party has assumed the defense of the relevant Third-Party Claim, the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in (but not control) the defense of such Third-Party Claim with its own counsel and at its own expense.

(ii) If the Indemnifying Party does not assume the defense and control of any Third-Party Claim pursuant to this Section 10.4(b), the Indemnified Party shall be entitled to assume and control such defense, but the Indemnifying Party may nonetheless participate in the defense of such Third-Party Claim with its own counsel and at its own expense. Buyer or Sellers and Holdco, as the case may be, shall, and shall cause each of its Affiliates and Representatives to, reasonably cooperate with the Indemnifying Party in the defense of any Third-Party Claim, including by furnishing books and records, personnel and witnesses, as appropriate for any defense of such Third-Party Claim, including by furnishing books and records, personnel and witnesses, as appropriate for any defense of such Third-Party Claim, and shall keep such Persons informed of all developments relating to any such Third-Party Claims, and provide true, complete and correct copies of all material and relevant correspondence and documentation (including court papers) relating thereto; provided that either party may restrict the provision of such information to the extent that (A) applicable Law requires such party or any of its Subsidiaries, as applicable, to restrict or prohibit the provision of such information (provided that such party shall use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such Law); (B) providing such information would breach any obligation of confidentiality to which a party or any of its Subsidiaries may be subject (provided that such party shall use commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure or, if unable to do so, to make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such consent requirement); or (C) providing disclosure of any such information would reasonably be expected to result in the loss or waiver of the attorney-client or other applicable privilege or protection (provided that such party and its affiliates shall use commercially reasonable efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of such privilege or protection).

(iii) If the Indemnifying Party has assumed the defense and control of a Third-Party Claim, it shall not be authorized to consent to a settlement or compromise of, or the entry of any judgment arising from, any Third-Party Claim, without the prior written consent of any Indemnified Party (not to be unreasonably withheld, conditioned or delayed) unless (A) the Indemnified Party, as a condition to settlement, is given a complete and unconditional release of any and all Liabilities by all relevant parties to such Third-Party Claim; (B) the damages payable under the settlement are limited only to monetary payments for which the Indemnified Party is fully indemnified by the Indemnifying Party; (C) such Third-Party Claim does not involve any non-monetary relief of any kind (including any injunctive relief) against any Indemnified Party or finding or admission of any violation of Law or admission of any wrongdoing by any Indemnified Party; and (D) the settlement of such Third-Party Claim would not have a material impact on the business of the Company after the Closing (in the case of any Seller or Holdco being the Indemnifying Party) after the Closing (in the case of Buyer being the Indemnifying Party). For the avoidance of doubt, the Indemnifying Party shall have no obligation or right to obtain or agree to any settlement, compromise, discharge or release with respect to any portion of a Third-Party Claim that is not fully indemnifiable by the Indemnifying Party hereunder. Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, no Indemnified Party will admit any liability, or consent to the entry of any judgment or enter into any settlement or compromise, with respect to a Third-Party Claim for which the Indemnifying Party may have any liability hereunder without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed).

(iv) Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim if the Indemnified Party is the only Person with actual or potential liability with respect to the Third-Party Claim and the Indemnified Party irrevocably waives any rights it may have to indemnification under this Article 10 with respect to such Third-Party Claim.

(c) Direct Claims. Any claim or demand by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or is materially prejudiced by such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

10.5 Interpretation. For the purposes of determining whether there has been a breach of any representation, warranty or covenant herein or the amount of Losses resulting or arising therefrom, the representations and warranties set forth in this Agreement shall be considered without regard to any materiality or material adverse effect qualification (including terms such as “material,” “materially,” and “Material Adverse Effect”) set forth therein as if such qualification were deleted from such representation and warranty.

10.6 Tax Treatment of Indemnity Payments. Except to the extent otherwise required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of state, local or foreign Law), Sellers, Holdco and Buyer agree (and agree to cause their respective Affiliates) to treat any and all payments under Section 2.4 and this Article 10 as an adjustment to the Purchase Price for Tax purposes.

10.7 Escrow Termination. On the date which is eighteen (18) months after the Closing Date (“Escrow Termination Date”), the Buyer and the Sellers’ Representative shall submit joint written instructions to the Escrow Agent to release the Indemnity Escrow Funds, if any, minus the amount, if any, of claims for indemnification under this Article 10 asserted prior to such date by the Buyer Indemnified Parties in writing in accordance with this Article 10 but not yet resolved as of the Escrow Termination Date (the “Unresolved Claims”), to the Sellers' Representative. The amount due to be released pursuant to the preceding sentence shall be released by the Escrow Agent through wire transfer of immediately available funds to the account designated by the Sellers' Representative. Any portion of the Indemnity Escrow Amount retained by the Escrow Agent in respect of any Unresolved Claims shall be released by the Escrow Agent upon a Final Determination of such Unresolved Claims. A “Final Determination” shall exist when (i) the Indemnifying Party and the Indemnified Party have entered into a written settlement agreement with respect to the subject matter of a particular Unresolved Claim, or (ii) a final, non-appealable judgment or Order has been entered by a court of competent jurisdiction or arbitrator fully resolving the subject matter of a particular Unresolved Claim.

ARTICLE 11
Certain Definitions

When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Article 11, or elsewhere in this Agreement as indicated in this Article 11:

“1933 Act” means the Securities Act of 1933, as amended, and the regulations thereunder.

“Accounting Policies” means the accounting procedures, rules, standards, classifications, estimations, assumptions, policies, practices and methodologies used by Sellers and Holdco with respect to the Company, which are in accordance with GAAP and the requirements of the applicable Governmental Authorities, applied consistently and without any changes or modifications (including changes or modifications to classifications, judgments or estimation methodology) except to reflect any changes in GAAP or the requirements of the applicable Governmental Authorities that apply in any specific period.

“Acquisition Balance Sheet” is defined in Section 4.5(a).

“Adjustment Escrow Amount” means Five Hundred Thousand Dollars ($500,000).

“Affiliate” of a specified Person means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person, and, if such specified Person (i) is a natural person, any of such Person’s parents, brothers, sisters, spouse, children or beneficiaries or (ii) is a trust, shall also include any trustee or beneficiary of such trust. For purposes of this definition, “control” of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting capital stock or equity interests, by Contract, or otherwise.

“Agreement” is defined in the preamble of this Agreement.

“Allocation Schedule” is defined in Section 9.2.3.

“Authorized Action” is defined in Section 8.2.7(c).

“Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in Cleveland, Ohio or Boston, Massachusetts are authorized or obligated pursuant to Law to be closed.

“Buyer” is defined in the preamble of this Agreement.

“Buyer Ancillary Agreements” is defined in Section 5.1.

“Buyer Indemnified Parties” is defined in Section 10.2(a).

“Buyer Releasor” is defined in Section 8.4.2.

“Buyer-Released Claims” is defined in Section 8.4.2.

“Calfee” is defined in Section 12.16.1.

“Calfee Clients” is defined in Section 12.16.1.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748), any current federal, state or local Laws or guidance related to the COVID-19 pandemic and any similar or successor legislation, including any presidential memoranda or executive orders, relating to COVID-19.

“Closing” and “Closing Date” are defined in Article 7.

“Closing Cash” means the checks, cash held in deposit accounts, including money market accounts and money orders, of the Company and cash equivalents held by the Company immediately prior to the Closing as reported on the Companies’ closing date financial statements, which is net of issued and uncleared checks and is inclusive of any deposits in transit (i.e., uncleared checks, wire transfers, and drafts presented by the Company for deposit but not yet credited to deposit accounts of the Company at such time). For the avoidance of doubt, Closing Cash will be determined without giving effect to the transactions contemplated hereby.

“Closing Cash Payment” is defined in Section 2.3.

“Closing Certificate” is defined in Section 2.3.

“Closing Indebtedness” means the Indebtedness of the Company immediately prior to the Closing. For the avoidance of doubt, Closing Indebtedness will be determined without giving effect to the transactions contemplated hereby.

“Closing Working Capital” means the Working Capital of the Company immediately prior to the Closing. For the avoidance of doubt, Closing Working Capital will be determined without giving effect to the transactions contemplated hereby.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement, labor Contract or other Contract with any labor union, works council or employee organization.

“Company” is defined in the preamble of this Agreement.

“Company Ancillary Agreements” is defined in Section 4.1(b).

“Company Assets” is defined in Section 4.11(d).

“Company Intellectual Property” means the Intellectual Property owned by the Company.

“Company’s Knowledge” or words of similar effect mean the actual knowledge, after reasonable inquiry and investigation, of Joseph H. Nook, III, Scott Boyle, James Rowell and Seth Appleby.

“Company Releasee” is defined in Section 8.4.1.

“Competitive Business Activity” is defined in Section 8.8.1.

“Competitive Products” is defined in Section 8.8.1

“Confidentiality Agreement” is defined in Section 8.2.4.

“Contract” means, whether written or oral, and whether express or implied, any contract, agreement, lease, license, indenture, note, bond, loan or credit agreement, instrument, commitment, customer order, deed, mortgage, undertaking, and other agreement, commitment or other legally binding arrangement, including terms of service, terms of use, warranties, privacy policies, shrink-wrap and click-through terms, and other online agreements and undertakings, as well as any amendments, supplements or other modifications thereto, but specifically excluding quotes and responses to requests for proposals.

“Direct Claim” is defined in Section 10.4(c).

“Disclosure Letter” is the confidential disclosure letter, dated as of the date hereof, delivered to Buyer in connection with the execution and delivery of this Agreement.

“Disposal,” “Storage,” and “Treatment” shall have the meanings assigned them at 42 U.S.C. § 6903(3), (33) and (34), respectively.

“E. 49th Street Lease Agreement” means that certain Lease Agreement, dated as of the Closing Date, by and between ABCAW Associates, Ltd. and the Company, in the form attached hereto as Exhibit C-1.

“Enforceability Exceptions” is defined in Section 3.3.

“Environment” means soil, surface waters, groundwater, land, stream, sediments, surface or subsurface strata or ambient air.

“Environmental Claim” means any written claim, action, cause of action, investigation or notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Environmental Release or threatened Environmental Release of any Hazardous Materials at any location, whether or not owned or operated by the Company, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Law(s)” means any applicable Law currently in effect concerning, public health and safety, worker health and safety, pollution, the protection of the Environment or natural resources, or human health, including with respect to emissions, discharges, releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, marketing, labeling, registration, notification, packaging, import, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, and including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (41 U.S.C. § 300f et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 125, et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and any analogous state and local Laws, as each has been amended and the regulations promulgated pursuant thereto.

“Environmental Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Escrow Agent” means KeyBank National Association, a national banking association.

“Escrow Agreement” means the Escrow Agreement among the Escrow Agent, Buyer, Holdco and Sellers’ Representative, in the form attached hereto as Exhibit D.

“Estimated Closing Cash” is defined in Section 2.3.

“Estimated Closing Indebtedness” is defined in Section 2.3.

“Estimated Closing Working Capital” is defined in Section 2.3.

“Estimated Purchase Price” is defined in Section 2.3.

“Estimated Selling Expenses” is defined in Section 2.3.

“Estimated Transaction Bonuses” is defined in Section 2.3.

“Excluded Assets and Liabilities” is defined in Section 8.12.

“Final Adjustment Statement” is defined in Section 2.4.4.

“Final Post-Closing Adjustment” is defined in Section 2.4.4.

“Financial Statements” is defined in Section 4.5(a).

“Fraud” means, with respect to any statement in any representation or warranty set forth in Article 3, Article 4, or Article 5 (as applicable) or made in any certificates delivered pursuant to this Agreement, (a) the Person against whom an allegation of fraud has been made had actual knowledge that a fact provided by such party was inaccurate when such statement was provided, (b) such statement was provided with the intention to induce the other party to act or refrain from acting and (c) such statement is actually and detrimentally relied upon by the other party.

“GAAP” means generally accepted accounting principles, as in effect in the United States either from time to time as applied to periods prior to the Closing Date or as applied on the Closing Date, as applicable, and in either case, applied on a basis consistent with the past practices of the Company.

“Governmental Authority” means any U.S. or non-U.S. federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of any such government or political subdivision, or any self-regulated organization or other non-governmental regulating authority (to the extent that the rules, regulations or orders of such authority have the force of law), any arbitrator, tribunal or court of competent jurisdiction.

“Hazardous Material” means any substance, waste, or material which is defined as a “hazardous substance”, “hazardous waste”, “toxic”, “toxic waste”, “pollutant”, “contaminant”, “solid waste”, “medical waste”, “regulated substance” or by words of similar import pursuant to

Environmental Laws or the use or presence of which is regulated or prohibited by any Environmental Law. Hazardous Materials include, without limitation, asbestos, oil and petroleum products and materials, lead-based paint, mold, and polychlorinated biphenyls and per- and polyfluoroalkyl substances, explosives or radioactive materials (including naturally occurring radioactive materials).

“High-End Working Capital Target” means Ten Million Dollars ($10,000,000).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder.

“HSR Filing” is defined in Section 8.1.4(b).

“IC-DISC” is defined in the Recitals to this Agreement.

“IC-DISC Distribution” is defined in the Recitals to this Agreement.

“Indebtedness” means, as at any date of determination thereof (without duplication), all obligations (other than intercompany obligations, but including all obligations in respect of principal, accrued interest, penalties, fees, expenses and premiums) of the Company in respect of: (a) any borrowed money or funded indebtedness or obligations (including overdraft facilities) issued in substitution for or exchange for borrowed money or funded indebtedness (including obligations with respect to principal, accrued interest and any applicable prepayment charges or premiums); (b) any indebtedness evidenced by any note, bond, debenture or other debt security; (c) capital lease obligations; (d) any indebtedness guaranteed by the Company (including, but not limited to, intercompany debt and guarantees by the Company of performance obligations of the IC-DISC or an Affiliate of the Company and any guarantees under any leases of the Company or an Affiliate of the Company); (e) for contractual obligations relating to interest rate protection, swap contracts, commodity or similar swaps collar contracts, futures contracts or other hedging arrangements; (f) the amount drawn upon any letters of credit; (g) deferred rent, the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business), or deferred revenue from any customer of the Company, (h) in respect of letters of credit, performance bonds, credit and bankers’ acceptances and similar facilities (in each case to the extent drawn), (i) in respect of deferred compensation for services or in respect of any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA, (j) in respect of severance, change of control payments, stock appreciation rights payments, stay bonuses (to the extent not caused by Buyer), retention bonuses (to the extent not caused by Buyer), and other bonuses and similar Liabilities (to the extent any such payments referred to in this subsection (j) shall not constitute a Transaction Bonus) due or arising (either alone or in combination with any other event) as a result of the consummation of the transaction, and the employer’s share of payroll employment, or other Taxes associated with any such payments or other Liabilities, including any payroll Taxes that have been deferred, without regard to any ability of the Company to defer such Taxes under the CARES Act or other applicable Law; (k) for severance or other termination payments or benefits owed with respect to the termination of employment or service of any employees at or prior to the Closing; (l) in respect of, obligations for any Paycheck Protection Program, Economic Industry Disaster Loan, or any other loans or other repayable (including on a contingent basis) amounts received under the CARES Act or similar funds from any Governmental Authority, including any such payments that have not been repaid or forgiven, (m) all unpaid Taxes of the Company with respect to any Pre-Closing Tax Period, which shall be determined on a jurisdiction by jurisdiction basis and in all cases shall not be an amount less than zero, and including all Liabilities for payroll Taxes that the Company has elected to defer pursuant to Section 2302 of the CARES Act or any other obligations deferred pursuant to or in connection with the CARES Act or any U.S. presidential memorandum or executive order, but excluding any accrued real estate Taxes otherwise included in the calculation of Working Capital, (n) any accrued but unpaid performance or other bonuses or incentive payments (under the Company incentive program(s)) and the employer’s portion of any payroll Taxes related thereto, (o) settlement or other payments obligations of the Company to any Affiliates, including any accrued but unpaid distributions to any Seller or Holdco, and (p) in the nature of guarantees of the obligations described in clauses (a) through (o) above or secured by a Lien on any property or assets owned by the Company. The foregoing calculation of Indebtedness shall not include the principal amount of any undrawn letters of credit or the amount of issued but uncleared checks, wire transfers and drafts written or issued by the Company as of the Closing Date (which, for purposes of clarity, will be included in the calculation of Working Capital).

“Indemnified Party” is defined in Section 10.4(a).

“Indemnifying Party” is defined in Section 10.4(a).

“Indemnity Escrow Amount” means Three Million Dollars ($3,000,000).

“Independent Accountants” is defined in Section 2.4.3.

“Intellectual Property” means any of the following in any jurisdiction throughout the world: (a) patents, patent applications, utility models, utility model applications, invention disclosure records and inventions (whether patentable or unpatentable and whether or not reduced to practice), including any continuations, divisionals, continuations-in-part, renewals and reissues for any of the foregoing; (b) Internet domain names, trademarks, service marks, trade dress, trade names, logos, slogans and corporate names, together with any translation, adaptation, derivation or combination of the foregoing, and registrations and applications for registration thereof together with all of the goodwill associated therewith; (c) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof; (d) mask works and registrations and applications for registration thereof; (e) computer Software (excluding Off-the-Shelf Software), data, data bases and documentation thereof; (f) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information) (collectively, “Trade Secrets”); (g) all industrial designs and any registrations and application for registration thereof, and (h) copies and tangible embodiments thereof (in whatever form or medium).

“IT Assets” means all computers (including, servers, firewalls, workstations, desktops, laptops and handheld devices), Software, hardware, networks, firmware, middleware, routers, hubs, switches, data communications lines, data storage devices, information security and telecommunications capabilities, data centers, operating systems and all other information technology equipment and other similar or related items of information technology hardware and infrastructure, in each of the foregoing, owned or licensed by the Company or any of its Subsidiaries.

“J. Nook 1982 Trust” means the Joseph H. Nook Jr., Declaration of Trust, dated November 6, 1982, as amended, a trust created under the laws of the State of Florida.

“J. Nook 2012 Trust” means the Joseph H. Nook Jr., Irrevocable Trust, dated December 17, 2012, a trust created under the laws of the State of Florida.

“Law” means any federal, state, regional, local or foreign law, statute, ordinance, code, constitution, treaty, rule, regulation, order or requirement of any Governmental Authority.

“Leased Real Property” is defined in Section 4.11(a).

“Leases” is defined in Section 4.11(a).

“Liability” means all direct or indirect debts, liabilities, Indebtedness, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, direct or indirect, matured or unmatured, liquidated or unliquidated, disputed or undisputed, joint or several, secured or unsecured, vested or unvested, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of applicable Law or any Contract or tort based on negligence or strict liability), including any off balance sheet liabilities, liability for Taxes, other governmental charges or lawsuits brought, whether or not of any kind required by GAAP to be set forth on a financial statement.

“Licenses” is defined in Section 4.12(b).

“Lien” means any lien (including mechanic’s and materialman’s liens), charge, mortgage, pledge, easement, encumbrance, security interest, matrimonial or community interest, tenancy by the entirety claim, adverse claim, judgment, encumbrance, deed of trust, hypothecation, conditional sales agreement, adverse claim of ownership or use, title defect, lease, sublease, covenant, right-of-way, claim, rights of first refusal or any other title defect, restriction, or encumbrance of any kind.

“Losses” means any and all damages, judgments, awards, Liabilities, losses, obligations, claims and actions of any kind or nature, fines, deficiencies, awards, Taxes, penalties, assessments, obligations, and costs and expenses (including reasonable fees and expenses of attorneys, experts, auditors, consultants, agents and other expenses and court costs at the administrative, trial and appellate levels and accountants’ fees and expenses and disbursements, which are incurred in connection with the investigation or defense of any demand or Proceeding, including any amounts paid in settlement thereof, and the cost of enforcing any award for indemnification hereunder).

“Low-End Working Capital Target” means Nine Million Five Hundred Thousand Dollars ($9,500,000).

“M. Nook 2012 Trust (FBO J. Nook)” means the Mary L. Nook Jr., Irrevocable Trust, dated December 17, 2012, FBO Joseph H. Nook III, a trust created under the laws of the State of Florida.

“M. Nook 2012 Trust (FBO K. Slingsby)” means the Mary L. Nook Jr., Irrevocable Trust, dated December 17, 2012, FBO Katherine Slingsby, a trust created under the laws of the State of Florida.

“M. Nook 2012 Trust (FBO M. Nook)” means the Mary L. Nook Jr., Irrevocable Trust, dated December 17, 2012, FBO Molly M. Nook, a trust created under the laws of the State of Florida.

“Material Adverse Effect” means any change, event, circumstance, development, occurrence or effect that individually or taken together with any other change, event, circumstance, development, occurrence or effect is, or would reasonably be expected to be, (a) materially adverse to the business, operations, condition (financial or otherwise), properties, assets, Liabilities or results of operations of the Company, employee relations or customer or supplier relations, assets or operations of the business of the Company, taken as a whole, or (b) reasonably expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement; provided, however, that none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been, or would reasonably expected to be, a “Material Adverse Effect”: (i) changes in business or economic conditions affecting the economy or the Company’s industry generally, including cyclical fluctuations and trends; (ii) changes in stock markets or credit markets; (iii) changes in Tax rates, Law or GAAP, or the enactment or implementation of any new Law or Tax, in each case after the date hereof; (iv) any event as to which Buyer has provided written consent hereunder; (v) natural disasters, pandemic, acts of war, sabotage, terrorism, hostilities, military action or any escalation or worsening thereof; (vi) any failure of the Company to meet any projections, estimates or forecasts (financial, operational or otherwise) for any period (it being understood that the facts and occurrences giving rise or contributing to such failure, to the extent not otherwise excluded by another clause of this definition, may be taken into account in determining whether there has been a Material Adverse Effect); or (vii) except for purposes of Sections 3.4 or 4.4, the execution, delivery or performance of this Agreement (including any announcement relating to this Agreement or the fact that Buyer is acquiring the Company and any actions taken by any customer, supplier or employee of the Company in response to such announcement) or any actions that Sellers, Holdco or the Company or any Representative thereof is required to take hereunder at the express written request of Buyer.

“Material Contracts” is defined in Section 4.13.

“Material Customers” is defined in Section 4.19.

“Material Suppliers” is defined in Section 4.19.

“Mercantile Road Lease Agreement” means that certain Lease Agreement, dated as of the Closing Date, by and between 23300 Mercantile Road Company and the Company, in the form attached hereto as Exhibit C-2.

“Month-End Financial Statements” is defined in Section 4.5(a).

“Off-the-Shelf Software” means off-the-shelf personal computer software, as such term is commonly understood, that is commercially available under non-discriminatory pricing terms on a retail basis.

“Order” means any judgment, injunction, award, decision, decree, ruling, verdict, writ or order of any nature issued or entered by or with any Governmental Authority.

“Organizational Documents” means the articles of incorporation, articles of organization, certificate of incorporation, limited partnership agreement, limited liability company operating agreement, code of regulations and by-laws (or equivalents thereof) and/or other governing documents of any corporation, limited liability company, partnership, trust, unincorporated association or other entity or organization.

“Permits” is defined in Section 4.10.

“Permitted Liens” means: (a) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens imposed by Law an on a basis consistent with past practice arising or incurred in the ordinary course of business; (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and under which the Company is not in default; (c) Liens arising by operation of Law, including Liens arising by virtue of rights of customers, suppliers and subcontractors in the ordinary course of business under general principles of commercial Law; (d) statutory Liens for current Taxes not yet due and payable for which adequate accruals or reserves have been set aside (as of the date of this Agreement and as of the Closing), in accordance with GAAP; (e) Leases set forth in Section 4.11(a) of the Disclosure Letter; (f) easements, covenants, rights-of-way and other similar restrictions or conditions of record or which would be shown by a current accurate survey of any of the Leased Real Property; and (g): (i) zoning, building and other similar restrictions imposed by applicable Laws that are not violated in any material respect by the current use and operation of such Leased Real Property or the operation of the business of the Company; (ii) Liens that have been placed by any developer, landlord or other third party on property over which the Company has easement rights or, on any Leased Real Property, under any lease or subordination or similar agreements relating thereto; and (iii) unrecorded easements, covenants, rights-of-way and other similar restrictions on the Leased Real Property, none of which, individually or in the aggregate, materially impairs the continued use and operation of such Leased Real Property; and (h) Liens securing the Repaid Closing Indebtedness, which Liens will be released upon payment of the Repaid Closing Indebtedness at the Closing.

“Person” means an individual, a corporation, a limited liability company, a partnership, a trust, an unincorporated association, a government or any agency, instrumentality or political subdivision of a government, or any other entity or organization.

“Personal Data” means (i) any data or information that identifies or could reasonably identify, directly or indirectly, a natural person, including, without limitation, any such person’s unique device or browser identifiers, names, ages, addresses, telephone numbers, email addresses, social security numbers, passport numbers, alien registration numbers, medical history, employment history, and/or account information; and (ii) “personal data”, “personal information”, “protected health information” or “personal financial information”, each as such term is defined under any applicable Privacy Laws.

“Plans” is defined in Section 4.9.

“Post-Closing Tax Period” means any taxable period that begins after the Closing Date; or in the case of a Straddle Period, the portion of the Straddle Period that begins immediately after the Closing Date shall constitute a Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date; in the case of a Straddle Period, the portion of the Straddle Period that ends on and includes the Closing Date shall constitute a Pre-Closing Tax Period.

“Pre-Closing Tax Returns” is defined in Section 9.2.1.

“Pre-Closing Taxes” means (i) any Taxes of the Company for any Pre-Closing Tax Period, (ii) any Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company is or was a member on or prior to the Closing Date, including pursuant to Section 1.1502-6 of the Treasury regulations or any analogous or similar Law or regulation, (iii) any Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by Contract, or pursuant to any Law, rule, or regulation, which Taxes relate to an event or transaction occurring prior to the Closing, and (iv) any Taxes of the Sellers or Holdco.

“Preliminary Adjustment Statement” is defined in Section 2.4.1.

“Preliminary Post-Closing Adjustment” is defined in Section 2.4.1.

“Proceeding” means any claim, action, cause of action (whether in contract or tort), demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, arbitral, regulatory or otherwise, whether at Law or in equity.

“Privacy and Data Security Requirements” means (i) any Laws regulating data security or the Processing of Personal Data, (ii) obligations under all Contracts to which the Company or any of its Subsidiaries is a party that relate to data security or Personal Data and (iii) all of the Company’s and its Subsidiaries’ internal and publicly posted policies (including if posted on the Company’s or its Subsidiaries’ products, services or websites) regarding data security or the Processing of Personal Data.

“Privacy Laws” means any Law regulating data security or the Processing of Personal Data.

“Process” or “Processing” with regard to Personal Data means the collection, use, storage, maintenance, retention, transmission, access, processing, recording, distribution, transfer, import, export, protection (including security measures), deletion, disposal or disclosure or other activity regarding Personal Data (whether electronically or in any other form or medium).

“Purchase Price” is defined in Section 2.2.

“Related Person” is defined in Section 4.17.

“Release” shall have the meaning assigned it at 42 U.S.C. Section 9601(22) without giving effect to exception clause (A) therein.

“Repaid Closing Indebtedness” is defined in Section 2.3.

“Representation and Warranty Policy” means the representation and warranty insurance policy acquired by Buyer in the form attached hereto as Exhibit B.

“Representatives” of a Person means any officer, director, manager, partner, or employee of such Person or any agent, investment banker, attorney, accountant, consultant or other advisor or representative of such Person.

“Restricted Period” is defined in Section 8.8.1.

“Restricted Territory” is defined in Section 8.8.1

“Reviewed Financial Statements” is defined in Section 4.5(a).

“Sale Engagement” is defined in Section 12.16.1.

“Seller” and “Sellers” are defined in the preamble of this Agreement.

“Seller Ancillary Agreements” is defined in Section 3.1.

“Seller Fundamental Representations” means the representations set forth in Section 3.1 (Authority; Capacity and Representation), Section 3.2 (Ownership of Shares and Interests), Section 3.3 (Execution and Delivery; Enforceability), Section 3.4(a)(iv) (Noncontravention), Section 4.1 (Organization and Good Standing; Authority; Enforceability), Section 4.2 (Capital Shares; Interests), Section 4.4(a)(ii)(A) (Noncontravention), Section 4.17 (Related Party Transactions), and Section 4.20 (Brokerage).

“Seller Indemnified Parties” is defined in Section 10.3.

“Sellers’ Knowledge” or words of similar effect mean the actual knowledge, after reasonable inquiry and investigation, of each of the Sellers.

“Seller Releasee” is defined in Section 8.4.2.

“Seller Releasor” is defined in Section 8.4.1.

“Seller-Released Claims” is defined in Section 8.4.1.

“Sellers’ Account” is defined in Section 2.3.

“Seller’s Respective Shares” is defined in Section 3.2.

“Sellers’ Representative” is defined in the preamble of this Agreement.

“Selling Expenses” means all of the fees and expenses for (a) legal counsel, investment bankers, brokers, accountants and other advisors incurred by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement and the consummation or performance of the transactions contemplated hereby, including, without limitation, the aggregate fees and expenses of the Company owed (i) to KeyBanc Capital Markets for investment banking and other advisory services provided to the Company and (ii) to Calfee for legal services provided to the Company; (b) any fees and expenses associated with obtaining on behalf of the Company any necessary or appropriate waivers, consents or approvals of any Governmental Authority or third parties, including, without limitation any fees associated with the same, (c) any fees and expenses associated with obtaining the release and termination of any Liens that are not Permitted Liens, and (d) fifty percent (50%) of the HSR Filing Fees.

“Shares” is defined in Section 4.2(a).

“Software” means, as they exist anywhere in the world, computer software programs, including all source code, object code, specifications, databases, designs and documentation related to such programs.

“Straddle Period” means a taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” and “Subsidiaries” means, as of the relevant date of determination, with respect to any Person, a corporation or other Person of which 50% or more of the voting power of the outstanding voting equity interests or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person.

“Tail Policies” is defined in Section 8.2.6.

“Tanks” means above-ground and underground storage tanks, vessels and related equipment, including appurtenant pipes, lines and fixtures, containing or previously containing any Hazardous Material or fractions thereof, including above-ground and underground storage tank systems regulated under any Environmental Law.

“Tax” or “Taxes” means: any and all federal, state, provincial, local, non-U.S. and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including, without limitation, (a) taxes imposed on, or measured by income, gross receipts, franchise, or profits, and (b) license, payroll, employment, escheat, withholding, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, ad valorem capital gains, goods and services, branch, utility, production and compensation tax, or other tax, fee, assessment or charge of any kind whatsoever, however denominated or computed, whether disputed or not, and including any charges, interest or penalties imposed thereon.

“Tax Matter” is defined in Section 9.3.

“Tax Return” means any return, declaration, report, claim for refund, election, disclosure, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof required to be filed with any Taxing Authority with respect to Taxes.

“Taxing Authority” means any domestic or foreign national, state, provincial, multi-state or municipal or other local executive, legislative or judicial government, court, tribunal, official, board, subdivision, agency, commission or authority thereof, or any other governmental body exercising any regulatory or taxing authority thereunder having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“Third-Party Claim” is defined in Section 10.4(a).

“Trade Secrets” is defined in the definition of “Intellectual Property.”

“Transaction Bonuses” means all transaction bonuses, change-of-control payments, phantom equity payouts, payments under any stock appreciation rights plan, “stay-put” or other compensatory payments (without duplication, plus any associated withholding taxes or any Taxes required to be paid by the Company with respect thereto) payable to any current or former employee, officer, director or consultant that are incurred or accrued by the Company prior to or at the Closing with respect to the transactions contemplated herein, but excluding, for all purposes, any severance payments triggered by actions taken by Buyer or by the Company at Buyer’s direction.

“Transferred Employee” is defined in Section 8.5.1.

“VDR” is defined in Section 8.8.

“Working Capital” means, in each case on a consolidated basis, (a) the sum of the Company’s current assets, excluding (i) Closing Cash and (ii) any income Tax assets (current, deferred or otherwise), minus (b) the sum of the Company’s current Liabilities, excluding (i) Indebtedness, (ii) any current, deferred or other income or franchise Tax Liabilities, (iii) Transaction Bonuses, and (iv) Selling Expenses; in all cases, calculated in accordance with Section 2.4.1 hereof (including, the policies, practices and procedures described in Section 2.4.1 of the Disclosure Letter). A sample calculation of Working Capital as of September 30, 2021 including each specific general ledger account, is set forth on Exhibit A hereto. For the avoidance of doubt, Working Capital will be determined without giving effect to the transactions contemplated hereby.

ARTICLE 12
Construction; Miscellaneous Provisions

12.1 Notices. Any notices, reports, demands, claims and other communications hereunder to be given or delivered pursuant to this Agreement shall be ineffective unless given or delivered in writing, and shall be given or delivered in writing as follows:

(a) If to Buyer, to:

Altra Industrial Motion Corp.

300 Granite Street, Suite 201

Braintree, MA 02184

Attention: Glenn E. Deegan, Esq., Chief Legal and Human Resources Officer

Email: glenn.deegan@altramotion.com

With a copy to (which will not constitute notice) to:

Holland & Knight LLP

515 East Las Olas Boulevard, Suite 1200

Fort Lauderdale, FL 33301

Attention: Tammy Knight, Esq.

Email: tknight@hklaw.com

(b) If to Sellers’ Representative, Holdco or Sellers or to any Seller, to Sellers or such Seller in care of:

Joseph H. Nook, III

32050 Fairmount Blvd.

Pepper Pike, Ohio 44120

E-Mail: j3@fyshusa.com

With a copy to:

Calfee, Halter & Griswold LLP

The Calfee Building

1405 East Sixth Street

Cleveland, Ohio 44114

Attention: Joseph K. Juster

E-Mail: jjuster@calfee.com

or in any case, to such other address for a party as to which notice shall have been given to Buyer and Sellers’ Representative in accordance with this Section 12.1. Notices so addressed shall be deemed to have been duly given (i) on the first (1st) Business Day after the day of registration, if sent by registered or certified mail, postage prepaid, (ii) on the next Business Day following the documented acceptance thereof for next-day delivery by a national overnight air courier service, or (iii) on the date sent by electronic mail transmission, if electronically confirmed. Otherwise, notices shall be deemed to have been given when actually received at such address.

12.2 Entire Agreement. This Agreement, the Disclosure Letter and Exhibits hereto constitute the exclusive statement of the agreement among the Company, Buyer, Holdco, each Seller and Sellers’ Representative concerning the subject matter hereof, and supersede all other prior agreements, oral or written, among or between any of the parties hereto concerning such subject matter. All prior and contemporaneous negotiations among or between any of the parties hereto are superseded by this Agreement, and there are no representations, warranties, promises, understandings or agreements, oral or written, in relation to the subject matter hereof among or between any of the parties hereto other than those expressly set forth or expressly incorporated herein. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement or any Buyer Ancillary Agreement shall affect the ability of Buyer to make any claim under the Representation and Warranty Policy.

12.3 Modification. No amendment, modification or waiver of this Agreement or any provision hereof, including the provisions of this sentence, shall be effective or enforceable as against a party hereto unless made in a written instrument that specifically references this Agreement and that is signed by the party waiving compliance.

12.4 Jurisdiction and Venue. Each party hereto agrees that any claim relating to this Agreement shall be brought solely in the state or federal court of competent jurisdiction located in New Castle County, Delaware, and all objections to personal jurisdiction and venue in any Proceeding so commenced are hereby expressly waived by all parties hereto. The parties waive personal service of any and all process on each of them and consent that all such service of process shall be made in the manner, to the party and at the address set forth in Section 12.1 of this Agreement, and service so made shall be complete as stated in such section. Sellers expressly acknowledge the notice and service of process to Sellers’ Representative for each of them in accordance with Section 12.1 and this Section 12.4. Notwithstanding the foregoing, any disputes between the parties that are submitted to the Independent Accountants for resolution pursuant to the terms of Section 2.4.3 shall be resolved as set forth in accordance with the terms of such section. Each party hereto hereby acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) such party understands and has considered the implications of this waiver, (c) such party makes this waiver voluntarily and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 12.4.

12.5 Enforcement.

12.5.1 The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

12.5.2 Without limiting the foregoing, if the Closing shall not have occurred because of a breach by Buyer of its obligations under this Agreement, and all of the conditions set forth in Article 6 to Buyer’s obligations have either been satisfied or previously waived (or would have been satisfied or are capable of being satisfied but for such breach of Buyer’s obligations under this Agreement), then either Sellers’ Representative or the Company shall have the right to a court order specifically enforcing the provisions of this Agreement and to which such breach applies and, in any event, to specifically force the Closing to occur.

12.6 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of Buyer, the Company, Sellers’ Representative, Holdco, each Seller and their respective successors, assigns, heirs, representatives, executors (as applicable), and trustee of any Seller that is a trust.

12.7 Headings. The article and section headings used in this Agreement are intended solely for convenience of reference, do not themselves form a part of this Agreement, and may not be given effect in the interpretation or construction of this Agreement.

12.8 Number and Gender; Inclusion. Whenever the context requires in this Agreement, the masculine gender includes the feminine or neuter, the neuter gender includes the masculine or feminine, the singular number includes the plural, and the plural number includes the singular. In every place where it is used in this Agreement, the word “including” is intended and shall be construed to mean “including, without limitation.”

12.9 Counterparts. This Agreement and each document delivered pursuant to this Agreement may be executed by the parties in separate counterparts and by facsimile or by electronic mail with scan or attachment signature (including specifically through www.DocuSign.com), each of which when so executed and delivered shall be deemed an original, and all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof or thereof each signed by less than all, but together signed by all of the parties. A facsimile, electronic or other copy of a signature shall be deemed an original for purposes of this Agreement.

12.10 Third Parties. Except as may otherwise be expressly stated herein, no provision of this Agreement is intended or shall be construed to confer on any Person, other than the parties hereto and their respective successors and permitted assigns, any rights hereunder. Buyer Indemnitees and Seller Indemnitees who are not otherwise parties to this Agreement shall be third party beneficiaries of this Agreement.

12.11 Disclosure Letter and Exhibits. The Disclosure Letter and Exhibits, if any, referenced in this Agreement constitute an integral part of this Agreement as if fully rewritten herein. Any information disclosed in one section of the Disclosure Letter shall be deemed to be disclosed in other sections of the Disclosure Letter and applicable to such other representations and warranties to the extent that the disclosure is reasonably apparent from a reading of such disclosure item to be applicable to such other section or subsection of the Disclosure Letter and such other representations and warranties. Any disclosures in the Disclosure Letter that refer to a document are qualified in their entirety by reference to the text of such document, including all amendments, exhibits, schedules and other attachments thereto, provided that such document has been made available to Buyer. The Disclosure Letter may include items and information that are not “material” relative to the entire business of the Company, taken as a whole, and such inclusion shall not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or to further define the meaning of such term for purposes of this Agreement or otherwise. All references in this document to “this Agreement” and the terms “herein,” “hereof,” “hereunder” and the like shall be deemed to include all of such sections of the Disclosure Letter and Exhibits.

12.12 Time Periods. Any action required hereunder to be taken within a certain number of days shall, except as may otherwise be expressly provided herein, be taken within that number of calendar days; provided, that if the last day for taking such action falls on a Saturday, a Sunday, or a legal holiday, the period during which such action may be taken shall automatically be extended to the next Business Day.

12.13 Construction. This Agreement and the other documents contemplated herein shall be deemed to have been drafted by the parties, and neither this Agreement nor any other document contemplated herein shall be construed against any party as the principal draftsperson hereof or thereof.

12.14 Governing Law. This Agreement and the performance of the transaction and obligations of the parties hereunder shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the choice-of-laws or conflict-of-laws provisions thereof.

12.15 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise) or in the case of Fraud, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate or agent, attorney, advisor or Representative of any such Person or any of its Affiliates shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or Liabilities of any one or more of the Company or Buyer under this Agreement (whether for indemnification or otherwise) of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

12.16 Company Engagements; Privileged Information.

12.16.1 Company Engagements. Calfee, Halter & Griswold LLP (“Calfee”) has acted as counsel for the Company, Holdco, Sellers and Sellers’ Representative (collectively, the “Calfee Clients”) in connection with this Agreement (the “Sale Engagement”) and in that connection Calfee has not acted as counsel for any other Person, including Buyer. Upon the Closing, only the Calfee Clients shall be considered clients of Calfee in the Sale Engagement. All communications between the Calfee Clients and Calfee in the course of or related to the Sale Engagement shall be deemed to be attorney client confidences that belong solely to Sellers’

Representative and not the Company. Accordingly, neither the Company nor Buyer shall have access to any such communications, or to the files of Calfee relating to such communications; provided, however, that nothing in this Section 12.16.1 shall limit or preclude Buyer or the Company from using or relying upon any documents or information which are in the possession or control of the Company on or after the Closing Date. Without limiting the generality of the foregoing, upon and after the Closing, (a) Sellers, Holdco Sellers’ Representative and Calfee shall be the sole holders of the attorney-client privilege with respect to communications which relate exclusively to the Sale Engagement, and neither the Company nor Buyer shall be a holder thereof, (b) to the extent that files of Calfee in respect of the Sale Engagement constitute property of a Calfee Client, only Sellers and Sellers’ Representative shall hold such property rights (except as set forth in the preceding sentence) and (c) Calfee shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company or Buyer by reason of any attorney-client relationship between Calfee and the Company or otherwise. Notwithstanding anything to the contrary in this Section 12.16.1, in the event that a dispute arises following the Closing between Buyer and any of its Affiliates, on the one hand, and any third party who is not a party to this Agreement, on the other hand, Buyer or any of its Affiliates may assert the attorney-client privilege to prevent disclosure of communications or information by Calfee to such third party and the Sellers’ Representative shall afford Buyer and its Affiliates and their accountants, counsel and other Representatives access to all information and documents covered by such privilege to the extent reasonably necessary for Buyer or any of its Affiliates to evaluate or defend any claims by such third party. For the avoidance of doubt, any attorney-client privilege that does not attach as a result of the representation by Calfee of the Company solely in connection with the Sale Engagement shall belong to the Company and may be controlled by the Company and may be waived only by the Company, and not Sellers or Sellers’ Representative, and shall not pass to or be claimed or used by the Sellers’ Representative.

12.16.2 Post-Closing Legal Representation of Sellers and Sellers’ Representative. Without the need for any consent or waiver by the Company or Buyer, Calfee shall be permitted to represent any Seller, Holdco and Sellers’ Representative after the Closing in connection with any matter, including anything related to the transactions contemplated herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Calfee shall be permitted to represent any Seller, Holdco and Sellers’ Representative, any of their agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including litigation, arbitration or other adversary Proceeding) with Buyer, the Company or any of their agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement and any related matter, such as claims for indemnification and disputes involving employment or other agreements entered into in connection with this Agreement.

12.16.3 Cessation of Attorney-Client Relationship with the Company. Upon and after the Closing, the Company shall cease to have any attorney-client relationship with Calfee, unless Calfee is specifically engaged in writing by the Company to represent the Company after Closing and either such engagement involves no conflict of interest with respect to Sellers or Sellers’ Representative, or Sellers’ Representative consents in writing at the time to such engagement. Any such representation of the Company by Calfee after Closing shall not affect the foregoing provisions of Section 12.16. For example, and not by way of limitation, even if Calfee is representing the Company after Closing, Calfee shall be permitted simultaneously to represent any Seller, Holdco or Sellers’ Representative in any matter, including any disagreement or dispute relating thereto. Furthermore, Calfee shall be permitted to withdraw from the representation of the Company in order to be able to represent or continue so representing any Seller, Holdco and Sellers’ Representative, even if such withdrawal causes the Company or Buyer additional legal expense (such as to bring new counsel “up to speed”), delay or other prejudice. To the extent permitted by applicable Law, each of Sellers, Holdco, Sellers’ Representative, the Company and Buyer consent to each of the arrangements specified in Section 12.16 and waives any actual or potential conflict of interest that may be involved in connection with any representation by Calfee permitted by Section 12.16.

12.17 Joint Drafting. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or by reason of the extent to which any such provision is inconsistent with any prior draft or provision of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The parties intend that each representation, warranty and covenant contained herein will have independent significance. If any party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter which the party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant.

[signature pages follow]

IN WITNESS WHEREOF, Buyer, the Company, Sellers and Sellers’ Representative and have executed and delivered this Equity Purchase Agreement, or have caused this Equity Purchase Agreement to be executed and delivered by their duly authorized representatives, as of the date first written above.

BUYER:

Altra Industrial Motion Corp.

By: /s/ Craig Schuele

Name: Craig Schuele

Title: Executive Vice President

COMPANY:

NOOK INDUSTRIES, LLC

By: /s/ Joseph H Nook, III

Name: Joseph H Nook, III

Title: President & CEO

HOLDCO:

Nook Industries Holdings, Inc.

By: /s/ Joseph H Nook, III

Name: Joseph H Nook, III

Title: President & CEO

SELLERS:

/s/ Joseph H Nook, III

Joseph H. Nook, III

/s/ Katherine K. Slingsby

Katherine K. Slingsby

/s/ Molly M. Nook

Molly M. Nook

JOSEPH H. NOOK JR. DECLARATION OF TRUST DATED NOVEMBER 6, 1982, AS AMENDED

/s/ Katherine K. Slingsby

Katherine K. Slingsby, Co-Trustee

/s/ Joseph H. Nook, III

Joseph H. Nook, III, Co-Trustee

JOSEPH H. NOOK JR. IRREVOCABLE TRUST DATED DECEMBER 17, 2012

/s/ Katherine K. Slingsby

Katherine K. Slingsby, Co-Trustee

/s/ Joseph H. Nook, III

Joseph H. Nook, III, Co-Trustee

MARY L. NOOK IRREVOCABLE TRUST DATED DECEMBER 17, 2012 FBO JOSEPH H. NOOK III

/s/ Joseph H. Nook, III

Joseph H. Nook, III, Trustee

MARY L. NOOK IRREVOCABLE TRUST DATED DECEMBER 17, 2012 FBO KATHERINE SLINGSBY

/s/ Katherine K. Slingsby

Katherine Slingsby, Trustee

MARY L. NOOK IRREVOCABLE TRUST DATED DECEMBER 17, 2012 FBO MOLLY M. NOOK

/s/ Molly M. Nook

Molly M. Nook, Trustee

SELLERS’ REPRESENTATIVE:

/s/ Joseph H. Nook, III

Joseph H. Nook, III

Exhibit A

Working Capital Calculation

See attached.

Exhibit B

Form of Representation and Warranty Policy

See attached.

Exhibit C-1

Form of E. 49th Street Lease Agreement

See attached.

Exhibit C-2

Form of Mercantile Road Lease Agreement

See attached.

Exhibit D

Form of Escrow Agreement

See attached.